                                                                EXHIBIT 10.1


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AMENDED AND RESTATED CREDIT AGREEMENT


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Dated as of September 12, 1996

Among

THE GROUND ROUND, INC.

and

GR OF MINN., INC.

as Borrowers

and

THE LENDERS NAMED HEREIN

as Lenders

and

THE BANK OF NEW YORK

as Agent

and

THE CHASE MANHATTAN BANK

as Co-Agent


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

                         AMENDED AND RESTATED AGREEMENT
                                TABLE OF CONTENTS

                                                                                                              Page No.

PRELIMINARY STATEMENTS                                                                                              1

ARTICLE 1.  DEFINITIONS AND ACCOUNTING TERMS                                                                        2
   SECTION 1.01 Certain Defined Terms                                                                               2
   SECTION 1.02 Computation of Time Periods                                                                        23
   SECTION 1.03 Accounting Terms                                                                                   23

ARTICLE 2.  AMOUNTS AND TERMS OF THE OBLIGATIONS                                                                   24
   SECTION 2.01 Restructuring of Existing Obligations                                                              24
   SECTION 2.02 Termination of Revolving Commitments and Revolving Facility; Termination of
                  Term Commitments                                                                                 25
   SECTION 2.03 Repayment of Term Loans                                                                            25
   SECTION 2.04 Convertible Note Obligations.                                                                      25
   SECTION 2.05 Prepayments                                                                                        26
   SECTION 2.06 Interest                                                                                           28
   SECTION 2.07 Fees                                                                                               29
   SECTION 2.08 Conversion or Continuation of Term Loans                                                           29
   SECTION 2.09 Increased Costs, Etc                                                                               30
   SECTION 2.10 Payments and Computations                                                                          33
   SECTION 2.11 Taxes                                                                                              34
   SECTION 2.12 Sharing of Payments, Etc.                                                                          37
   SECTION 2.13 Letter of Credit                                                                                   38
   SECTION 2.14 Use of Proceeds                                                                                    40
   SECTION 2.15 ACH Transactions.                                                                                  40

ARTICLE 3.  CONDITIONS OF RESTRUCTURING                                                                            41
   SECTION 3.01 Conditions Precedent to the Effectiveness of this Agreement                                        41
   SECTION 3.02 Determinations Under Section 3.01.                                                                 44

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES                                                                         44
   SECTION 4.01 Representations and Warranties of the Borrowers                                                    44

ARTICLE 5.  COVENANTS OF THE BORROWERS                                                                             51
   SECTION 5.01 Affirmative Covenants                                                                              52
   SECTION 5.02 Negative Covenants                                                                                 61

ARTICLE 6.  EVENTS OF DEFAULT                                                                                      67
   SECTION 6.01 Events of Default                                                                                  67
   SECTION 6.02 Actions in Respect of the Letter of Credit Upon Default                                            70

ARTICLE 7.  THE AGENT                                                                                              71
   SECTION 7.01 Authorization and Action                                                                           71
   SECTION 7.02 Agent's Reliance, Etc.                                                                             71
   SECTION 7.03 BNY and Affiliates                                                                                 72
   SECTION 7.04 Lender Credit Decision                                                                             72
   SECTION 7.05 Indemnification                                                                                    72
   SECTION 7.06 Successor Agents                                                                                   73

ARTICLE 8.  MISCELLANEOUS                                                                                          73
   SECTION 8.01 Amendments, Etc.                                                                                   73
   SECTION 8.02 Notices, Etc.                                                                                      74
   SECTION 8.03 No Waiver; Remedies                                                                                76
   SECTION 8.04 Costs and Expenses                                                                                 76
   SECTION 8.05 Right of Set-off                                                                                   78
   SECTION 8.06 Binding Effect                                                                                     78
   SECTION 8.07 Assignments and Participations                                                                     78
   SECTION 8.08 Governing Law                                                                                      82
   SECTION 8.09 Execution in Counterparts                                                                          82
   SECTION 8.10 Severability                                                                                       82
   SECTION 8.11 Confidentiality                                                                                    82
   SECTION 8.12 Waiver of Jury Trial                                                                               82

   Exhibit A               -       Form of Note
   Exhibit B               -       Form of Convertible Note
   Exhibit C               -       Form of Opinion of
                                     Counsel to the Borrower
   Exhibit D               -       Form of Registration Rights Agreement
   Exhibit E               -       Form of Second Omnibus Amendment
   Exhibit F               -       Form of Guarantor Consent
   Exhibit G               -       Form of Compliance Certificate
   Exhibit H               -       Form of Mortgage
   Exhibit I               -       Form of Assignment and
                                                        Acceptance

   Exhibit J               -       Form of Performance Memorandum

   Schedule 1.1            -       List of Domestic and Eurodollar Lending Offices and
                                     Notice Addresses
   Schedule 3.01(g)(viii)  -       Schedule of New Mortgages

   Schedule 4.01(b)        -       Subsidiaries; Assets and Liabilities of Subsidiaries
   Schedule 4.01(i)        -       Pending Litigation
   Schedule 4.01(l)        -       Plans, Multiemployer Plans and Welfare Plans
   Schedule 4.01(s)        -       Environmental Matters
   Schedule 4.01(v)        -       Open Year Information
   Schedule 4.01(w)        -       Open Tax Liability
   Schedule 4.01(y)        -       Tax Liability
   Schedule 4.01(bb)       -       Real Property
   Schedule 4.01(cc)       -       Leases
   Schedule 4.01(dd)       -       Flood Zone Properties
   Schedule 4.01(ee)       -       Franchise Agreements
   Schedule 4.01(ff)       -       Investments
   Schedule 4.01(gg)       -       Intellectual Property
   Schedule 4.01(hh)       -       Liquor Licenses
   Schedule 4.01(ii)       -       Debt
   Schedule 5.01(h)        -       Location Operating Profit
   Schedule 5.02(a)        -       Permitted Liens
   Schedule 5.02(e)        -       Permitted Asset Sales

     AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 12, 1996 among THE GROUND ROUND, INC., a Delaware corporation (the "First Borrower"), GR OF MINN., INC., a

Delaware corporation (the "Second Borrower"; the First Borrower and the Second Borrower each a "Borrower" and together the "Borrowers"), the Lenders (the "Lenders") listed on the signature pages hereof and THE BANK OF NEW YORK (in its individual capacity, "BNY", and in its capacity as agent for the Lenders hereunder, together with any successor appointed pursuant to Article VII, the "Agent") and THE CHASE MANHATTAN BANK, formerly known as Chemical Bank (in its individual capacity, "Chase", and in its capacity as co-agent for the Lenders hereunder, the "Co-Agent").

     PRELIMINARY STATEMENTS:

          The Borrowers, the Lenders, the Agent and the Co-Agent are parties to that certain Amended and Restated Credit Agreement, dated as of October 8, 1993, as amended by a First Amendment, dated as of January 20, 1994, a Second Amendment, dated as of February 10, 1995, a Third Amendment, dated as of May 10, 1995, a Fourth Amendment, dated as of November 22, 1995, a Fifth Amendment, dated as of February 12, 1996, a Sixth Amendment, Waiver and Deferral, dated as of April 12, 1996, a Seventh Amendment, Waiver and Deferral, dated as of May 30, 1996, an Eighth Amendment, Waiver and Deferral, dated as of June 27, 1996 and a Ninth Amendment and Deferral, dated as of July 29, 1996 (as so amended, the "Existing Credit Agreement").

          Pursuant to the Existing Credit Agreement, the Borrowers are obligated
(1) to certain of the Lenders in their capacity as Tranche A Lenders under the Existing Credit Agreement in respect of revolving credit loans under the Existing Credit Agreement which are referred to therein as "Revolving Advances" in the aggregate outstanding principal amount of $1,953,504.06 (the "Existing Revolving Loans"), (2) to the Tranche A Lenders in respect of certain term loans under the Existing Credit Agreement which are referred to therein as the "Tranche A Term Advances" in the aggregate outstanding principal of $33,777,849.95 (the "Existing Tranche A Loans"), (3) to the Tranche A Lenders in respect of letters of credit issued under the Existing Credit Agreement in the aggregate principal face amount of $4,690,418.43 (the "Existing Letter of Credit"), and (4) to certain of the Lenders in their capacity as Tranche B Lenders in respect of certain term loans under the Existing Credit Agreement which are referred to therein as "Tranche B Term Advances" in the aggregate principal amount of $12,753,391.08 (the "Existing Tranche B Loans"); (the Existing Revolving Loans, the Existing Tranche A Loans, the Existing Letter of Credit and the Existing Tranche B Loans, collectively the "Existing Obligations").

          The Borrowers desire to amend and restate the Existing Credit Agreement in its entirety to (i) restructure the Existing Revolver, Existing Tranche A Loans and Existing Tranche B Loans as a single term loan in the aggregate principal outstanding amount of $48,484,745.09, (ii) provide that the final maturity of the Existing Obligations shall be May 31, 1997, provided, that such final maturity may be extended to December 31, 1997 if certain conditions, as more fully set forth herein, are satisfied, (iii) terminate the Commitments under the Existing Credit Agreement (iv) memorialize the extensions of credit being made by BNY and Chase to the Borrowers in conjunction with the ACH systems maintained by the Borrowers, and to secure such extensions of credit with the Collateral securing the Obligations (as defined herein) and (v) enter into certain amendments to the Loan Documents, all as more fully described herein and therein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Existing Credit Agreement as follows:

ARTICLE 1.     DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01 Certain Defined Terms.

          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACH Agreements" means that certain ACH Funds Transfer Services Agreement among the Borrowers, GR Holdings, and BNY, dated as of April 12, 1994 and that certain Agreement for the Automatic Transfer of Credits and/or Debits between the First Borrower and Chase (as successor in interest to Chemical Bank) dated October 26,1993, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

          "ACH Banks" means BNY and Chase.

          "ACH Obligations" means the obligations, whether monetary or otherwise, of either Borrower or GR Holdings to BNY or Chase, as applicable, under the ACH Agreements.


          "Affected Principal Amount" means, in the event that (i) a Borrower shall fail for any reason to borrow or Convert after it shall have notified the Agent of its intent to do so in any instance in which it shall have requested a Eurodollar Rate Loan, an amount equal to the principal amount of such Eurodollar Rate Loan; (ii) a Eurodollar Rate Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such Eurodollar Rate Loan; and (iii) the Borrower shall prepay or repay all or any part of the principal amount of a Eurodollar Rate Loan prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such Eurodollar Rate Loan so prepaid or repaid.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Agent" has the meaning specified in the recital of parties to this Agreement.

          "Agent's Account" means the account of the Agent maintained by the Agent with BNY at its office at One Wall Street, New York, New York 10286, ABA Number 02100001818, Account No. 890-0065-079 (in the name of Agency Function Administration, Reference Ground Round).

          "Alternate Base Rate" means, on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1% or (ii) the BNY Rate in effect on such date.

          "Alternate Base Rate Loan" means a Term Loan that bears interest as provided in Section 2.06(a)(i).

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of an Alternate Base Rate Loan and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

          "Applicable Margin" means, at all times: (i) with respect to the unpaid principal amount of Alternate Base Rate Loan, 0.75%, and (ii) with respect to the unpaid principal amount of Eurodollar Rate Loan, 2.625%.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in accordance with Section 8.07 and in substantially the form of Exhibit I hereto.

          "BNY" shall have the meaning set forth in the Introduction.

          "BNY Rate" means a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

          "Borrower" means The Ground Round, Inc., a company organized under the laws of Delaware, or GR of Minn., Inc., a company organized under the laws of Delaware, as the case may be.

          "Borrowing" means Term Loans consisting of borrowings of the same type made by the Lenders.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loan, a day of the year on which dealings are carried on in the London interbank market.

          "Capital Expenditures" means, for any period, the sum of all expenditures during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have a useful life of more than one year (including, for such period, the principal component of Capitalized Leases entered into during such period), and shall include expenditures for store refurbishment, including furniture, fixtures, equipment, materials and labor. For purposes of this definition (i) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be and (ii) the purchase price of equipment, fixed assets, real property or improvements purchased with the proceeds of subordinated Debt permitted to be incurred pursuant to Section 5.02(b) (v) shall not be included in the calculation of Capital Expenditures.

          "Capitalized Leases" has the meaning specified in clause (e) of the definition of "Debt".

          "Cash Collateral Account" has the meaning specified in the Amended and Restated Security Agreement.

          "Cash Equivalents" means any of the following, to the extent owned by the First Borrower free and clear of all Liens and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits (in each case in an amount not to exceed $500,000) with, any Bank or with any other commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $500,000 per issuer outstanding at any time, issued by any Bank or by any corporation organized under the laws of any State of the United States, rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Corporation or (d) repurchase agreements with any securities dealer with respect to Cash Equivalents that are fully collateralized in accordance with general industry standards by Cash Equivalents of the type set forth in clause (a) hereof.

          "Chase" shall have the meaning set forth in the Introduction.

          "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is subject to any Lien in favor of the Agent or the Lenders.

          "Collateral Documents" means the Security Agreement, the GRR Pledge and Security Agreement, the GR Holdings Pledge and Security Agreement, the GRH-NJ Pledge and Security Agreement, the Subsidiary Pledge and Security Agreement, the Trademark Security Agreement, the GRXR Pledge and Security Agreement, the Mortgages and the New Mortgages.

          "Collateral Holder" has the meaning specified in the Collateral Documents.

          "Compliance Certificate" means a certificate in the form of Exhibit G hereto.

          "Confidential Information" means information that any Loan Party furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent such Lender from a source other than a Loan Party or is in the possession of such Lender or such Lender's Affiliate (as the result of an existing lending relationship) as shown by clear and convincing evidence prior to the Loan Party's furnishing it to the Lender.

          "Consolidated" refers to the consolidation of financial statements in accordance with GAAP.

          "Conversion", "Convert" and "Converted" each refers to a conversion of Term Loans of one Type into Term Loans of the other Type pursuant to Section
2.08 or 2.09.

          "Covenant Adjustments" means adjustments, if any, as may be mutually agreed upon in writing by the Borrowers and the Required Lenders, to the Net Worth, Capital Expenditure and EBITDA covenants set forth in Sections 5.01(n),
(p) and (q) hereof (x) due to the sale or closure of restaurant locations other than Yonkers, Newark, Greenbrook or other Category 2 locations specified on
Schedule 5.02(e), which adjustments shall be based upon the exclusion of EBITDA and Location Operating Profit attributable to such store locations sold or closed after giving effect to such dispositions, in a manner and in such amounts as may be mutually agreed upon by the Borrowers and the Required Lenders in writing and (y) with respect to the Net Worth covenant set forth in Section 5.01(n), for the one-time write-down of "good will" in connection with the Borrowers' 1996 fiscal year end, in a manner and in such amounts as may be mutually agreed upon in writing by the Borrowers and the Required Lenders.

          "Convertible Notes" means the promissory notes of the Borrowers payable to the order of any Lender, in substantially the form of Exhibit B, evidencing obligations of the Borrowers to the Lenders.

          "Current Assets" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

          "Current Liabilities" of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year from the date of determination excluding, however, (i) any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, and (ii) any amount of Funded Debt that matures within one year from the date of determination (other than capitalized lease obligations) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases"),
(f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Debt of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss,
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Defaulting Lender" means any Lender that has failed to make available its ratable share of an Unreimbursed Letter of Credit Obligation as required under Section 2.13(e).

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the First Borrower and the Agent.

          "EBITDA" means, for any period, net income (or net loss) plus the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense and
(d) amortization expense plus (i) losses on asset dispositions, (ii) costs associated with store closings, (iii) restructuring charges, (iv) the accounting impact of non-cash modifications to senior management compensation, (v) judgments that are appealable, (vi) losses from the destruction of property or costs relating to claims that are insured to the extent of the loss and (vii) the direct cost associated with store and asset sales that are netted from the proceeds received, less gains on asset dispositions.

          "Effective Date" means the date on which the conditions set forth in
Article III applicable to the effectiveness of this Agreement have been fulfilled.

          "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (c) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands or a political subdivision of any such country, and having total assets in excess of $20,000,000,000, so long as such bank is acting through a branch or agency located in the United States or (d) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $150,000,000.

          "Environmental Law" means any law, rule, regulation, order, writ, judgment, injunction, ordinance, decree, determination or award relating to the environment, health or safety or to the release or threatened release of any materials into the environment, including, without limitation the Clean Air Act, as amended, the Clean Water Act of 1977, as amended, the Comprehensive Environmental Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation, as amended, the Toxic Substance Control Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

          "Equipment" has the meaning specified in the Mortgages.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

          "ERISA Event" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
(e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

          "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the First Borrower and the Agent.

          "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of BNY in London, England to prime banks the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to BNY's Eurodollar Rate Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.

          "Eurodollar Rate Loan" means a Term Loan that bears interest as provided in Section 2.06(a)(ii).

          "Eurodollar Rate Reserve Percentage" for any Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

          "Event of Default" has the meaning specified in Section 6.01.

          "Excess Cash Flow" means, without duplication, with respect to GRR and its Subsidiaries on a Consolidated basis for any period, Pre-Tax Net Income during such period plus (a) (i) the aggregate amounts deducted in determining such Pre-Tax Net Income in respect of all deferred charges and depreciation, amortization and other noncash charges except noncash charges which affect Net Working Capital, (ii) the negative change, if any, in Net Working Capital during such period, (iii) all noncash losses deducted in determining such Pre-Tax Net Income and (iv) the aggregate amount received by GRR and its Subsidiaries during such period in respect of any long term notes receivable, minus (b) (i) all noncash gains except noncash gains which affect Net Working Capital included in such Net Income, (ii) net prepayments during such period of Borrowings, but only to the extent such amounts are not available for reborrowing, (iii) scheduled payments or prepayments of the principal of Debt, but only to the extent that such payment cannot be reborrowed or redrawn or is not refinanced during such period, (iv) the aggregate amount of capital expenditures to the extent actually paid in cash, of GRR and its Subsidiaries made during such period, (v) repayments during such period of the portion of Capitalized Lease Obligations of the First Borrower or any Subsidiary not allocable to Interest Expense, (vi) cash income taxes and (vii) the positive change, if any, in Net Working Capital during such period.

          "Existing Credit Agreement" has the meaning specified in the Preliminary Statements to this Agreement.

          "Existing Mortgages" has the meaning specified in the definition of "Mortgage".

          "Expense Loan" means either (i) a loan by the First Borrower to GR Holdings created pursuant to an Investment permitted under Section 5.02(f)(iv) or (ii) a loan by GR Holdings to GRR of the proceeds of the Expense Loan from the First Borrower.

          "Facility" means the aggregate amount of the Term Loans, the Letter of Credit Exposure and the Convertible Notes.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "First Borrower" has the meaning specified in the recital of parties to this Agreement.

          "Fiscal Month" means the four or five week accounting period during each Fiscal Quarter.

          "Fiscal Quarter" means (a) with respect to the first Fiscal Quarter of any Fiscal Year, the first 13 calendar weeks of such Fiscal Year, (b) with respect to the second Fiscal Quarter of such Fiscal Year, the next successive period of 13 calendar weeks in such Fiscal Year, (c) with respect to the third Fiscal Quarter of any Fiscal Year, the next successive period of 13 calendar weeks in such Fiscal Year and (d) with respect to the last Fiscal Quarter of any Fiscal Year, the period of time after the first three Fiscal Quarters of such Fiscal Year through the last day of such Fiscal Year.

          "Fiscal Year" means, with respect to any Loan Party, the period commencing the day after the Sunday closest to the 30th day of September in any calendar year and ending on the Sunday closest to the 30th day of September in the next succeeding calendar year, and when referred to from time to time herein by reference to a calendar year, shall be the Fiscal Year ending on the Sunday closest to the 30th of September in the calendar year to which reference is made.

          "Funded Debt" of any Person means (a) all indebtedness of such Person for borrowed money (excluding intercompany debt permitted under the Loan Documents) and (b) all obligations of such Person as lessee under Capitalized Leases including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of determination.

          "GAAP" has the meaning specified in Section 1.03.

          "Glendloc" means G.R. Glendloc, Incorporated, a Wisconsin corporation and a direct wholly owned subsidiary of the First Borrower.

          "GR of Baltimore" means Ground Round of Baltimore, Inc., a Maryland corporation and a direct majority owned subsidiary of the First Borrower.

          "GR Holdings" means Ground Round Holdings, Inc., a company organized under the laws of Delaware and a direct wholly owned subsidiary of GRR.

          "GR Holdings Guaranty" means the Amended and Restated GR Holdings Guaranty, dated as of April 26, 1992, made by GR Holdings to the Agent, as amended by the Omnibus Amendment, and as thereafter amended, supplemented or otherwise modified from time to time.

          "GR Holdings Intercompany License Agreement" means the intercompany license agreement, dated as of April 26, 1992, between GR Holdings and the Second Borrower, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 5.02(o).

          "GR Holdings Pledge and Security Agreement" means the Amended and Restated GR Holdings Pledge and Security Agreement, dated as of April 26, 1992, made by GR Holdings to the Agent, as amended by the Omnibus Amendment, and as thereafter amended, supplemented or otherwise modified from time to time.

          "GRH-NJ" means GRH of NJ, Inc., a company organized under the laws of Delaware and a direct wholly owned subsidiary of GR Holdings.

          "GRH-NJ Guaranty" means the GRH-NJ Guaranty, dated as of April 26, 1992, made by GRH-NJ to the Agent, as amended by the Omnibus Amendment, and as thereafter amended, supplemented or otherwise modified from time to time.

          "GRH-NJ Pledge and Security Agreement" means the GRH-NJ Pledge and Security Agreement, dated as of April 26, 1992, made by GRH-NJ to the Agent, as amended by the Omnibus Amendment, and as thereafter amended, supplemented or otherwise modified from time to time.

          "GRR" means Ground Round Restaurants, Inc., a company organized under the laws of New York.

          "GRR Guaranty" means the Amended and Restated GRR Guaranty, dated as of April 26, 1992, made by GRR to the Agent, as amended by the Omnibus Amendment and Amendment No. 2 to the GRR Guaranty dated as of January 20, 1994, and as thereafter amended, supplemented or otherwise modified from time to time.

          "GRR Pledge and Security Agreement" means the Amended and Restated GRR Pledge and Security Agreement, dated as of April 26, 1992, made by GRR to the Agent, as amended by the Omnibus Amendment, and as thereafter amended, supplemented or otherwise modified from time to time.

          "GRR Tax Group" has the meaning specified in Section 4.01(v).

          "GRXR Guaranty" means the Guaranty, dated as of October 8, 1993, as amended by the Second Omnibus Amendment, made by GRXR of Bel Air, GRXR of Frederick, GRXR of Hagerstown and GRXR of Charles County to the Agent, and as thereafter amended, supplemented or otherwise modified from time to time.

          "GRXR of Bel Air" means GRXR of Bel Air, Inc., a Maryland corporation and a direct wholly owned subsidiary of the First Borrower.

          "GRXR of Charles County" means GRXR of Charles County, Inc., a Maryland corporation and a direct wholly owned subsidiary of the First Borrower.

          "GRXR of Frederick" means GRXR of Frederick, Inc., a Maryland corporation and a direct wholly owned subsidiary of the First Borrower.

          "GRXR of Hagerstown" means GRXR of Hagerstown, Inc., a Maryland corporation and a direct wholly owned Subsidiary of the First Borrower.

          "GRXR Pledge and Security Agreement" means the Pledge and Security Agreement, dated as of October 8, 1993, as amended by the Second Omnibus Amendment, made by GRXR of Frederick, GRXR of Bel Air GRXR of Hagerstown and GRXR of Charles County to the Agent, and as thereafter amended, supplemented or otherwise modified from time to time.

          "Guarantor" means each of GRR, GR Holdings, GRH-NJ, Glendloc, GR of Baltimore, GRXR of Frederick, GRXR of Bel Air and GRXR of Hagerstown and GRXR of Charles County and any other subsidiary party to the Subsidiary Guaranty.

          "Hazardous Materials" means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. [Section] 172.101, materials defined as hazardous pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates, PCB's or asbestos-containing materials.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates.

          "Hedge Bank" means any Lender party to a Hedge Agreement with the First Borrower.

          "Highest Lawful Rate" means with respect to any Lender, the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by such Lender on its Notes or which may be owing to such Lender pursuant to this Agreement under the laws applicable to such Lender and this Agreement.

          "HMH" means HM Holdings, Inc., a company organized under the laws of Delaware.

          "Improvements" has the meaning specified in the Mortgages.

          "Indemnified Party" has the meaning specified in Section 8.04(b).

          "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          "Interest Expense" means, for any period, interest expense net of interest income, whether paid or accrued (including the interest component of Capitalized Lease Obligations) on all Debt of GRR and its Subsidiaries on a Consolidated basis for such period, including, without limitation (a) interest expense in respect of the Debt resulting from the Term Loans and Unreimbursed Letter of Credit Obligations, (b) interest expense in respect of the ACH Obligations, (c) net payments payable in connection with all Hedge Agreements and (d) interest capitalized during construction, and, in any case, excluding amortization of deferred Debt expense.

          "Interest Payment Date" means (i) as to any Alternate Base Rate Loan, the fifteenth day of each month commencing on the first of such days to occur after the Effective Date or (ii) as to any Eurodollar Rate Loan, the maturity date of such Loan.

          "Interest Period" means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Alternate Base Rate Loan into such Eurodollar Rate Loan, and ending thirty days (30) thereafter provided, that:

          (a) neither Borrower may select any Interest Period that ends after the Termination Date;

          (b) Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration;

          (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

          (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (h) and (i) of the definition of "Debt" in respect of such Person.

          "JUSI" shall mean JUSI Holdings, Inc., a Delaware corporation.

          "Lenders" means the Lenders listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

          "Letter of Credit" has the meaning specified in Section 2.01(b).

          "Letter of Credit Cash Collateral Account" has the meaning specified in Section 6.02.

          "Letter of Credit Commissions" has the meaning specified in Section 2.07(a).

          "Letter of Credit Obligations" means at any date, in respect of all the Lenders, the sum of (a) the undrawn face amount of the Letter of Credit at such date, and (b) the aggregate unpaid reimbursement obligations in respect of the Letter of Credit at such date.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means this Agreement, the Notes, the Convertible Notes, the GRR Guaranty, the GR Holdings Guaranty, the GRH-NJ Guaranty, the Subsidiary Guaranty, the GRXR Guaranty, the Collateral Documents, the Reimbursement Agreement, the Registration Rights Agreement and the ACH Agreements.

          "Loan Parties" means the Borrowers, the Guarantors, and each other Person executing a Loan Document (other than the Agent, the Lenders and any of their Affiliates).

          "Location Operating Profit" means, for any restaurant, "Location Operating Profit" calculated as set forth on Schedule 5.01(h).

          "Long-Term Hedge Agreement" means a Hedge Agreement with an initial term of more than one year.

          "Margin Stock" has the meaning specified in Regulation U.

          "Mortgage" means collectively (a) any of the mortgages, deeds of trust, trust deeds, leasehold mortgages and leasehold deeds of trust entered into and delivered pursuant to the provisions of Section 5.01(l) of the Existing Credit Agreement (the "Existing Mortgages"), (b) any mortgage delivered pursuant to Section 5.01(l) hereof (the "New Restaurant Mortgages") and (c) any mortgage, deed of trust, etc. entered into by any of the Borrowers or their Subsidiaries after the date hereof as collateral security for the Obligations in each case as thereafter amended, supplemented or otherwise modified from time to time in accordance with their terms.

          "Mortgage Assignment" has the meaning set forth in Section 3.01(i)
(xxii).

          "Mortgage Policy" has the meaning specified in Section 5.01(1)(B).

          "Multiemployer Plan" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under
Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash received by or on behalf of such Person in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, legal fees, finder's fees and other similar fees and commissions,
(b) the amount of taxes payable in connection with or as a result of such transaction, (c) severance, stay bonuses, and other additional compensation above and beyond the Borrowers' standard employee compensation policies, not to exceed 2% of the selling price, and (d) the amount of any Debt (other than the Obligations) secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

          "Net Working Capital" means, with respect to any Person at any date, Current Assets (other than cash or Cash Equivalents) minus Current Liabilities.

          "Net Worth" means, for any Person, total assets less total liabilities in accordance with GAAP plus (i) the accounting impact of non-cash modifications to senior management compensation, (ii) judgments that are appealable, (iii) losses from the destruction of property or costs relating to claims that are insured to the extent of the loss and (iv) the direct cost associated with store and asset sales that are netted from the proceeds received.

          "Note" means the promissory note of the Borrowers payable to the order of any Lender, in substantially the form of Exhibit A, evidencing the indebtedness of the Borrowers to such Lender from the Term Loans or Letter of Credit Exposure of such Lender.

          "Notice of Issuance" has the meaning specified in Section 2.13(b).

          "Obligation" means, with respect to any Loan Party, any obligation of such Loan Party to the Agent, BNY, the ACH Banks or the Lenders of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include
(a) the obligation to pay principal, interest, commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

          "OECD" means the Organization for Economic Cooperation and Development.

          "Offering" means any public or private offering of common or preferred stock of GRR or either Borrower after the Effective Date.

          "Offering Proceeds" means, with respect to any Offering, the aggregate amount of cash received by the issuer in connection with such offering of common stock after deducting therefrom only reasonable and customary underwriters' discounts and commissions and fees and expenses in connection with such Offering.

          "Office Lease" means the lease dated November 19, 1990 between the Borrower and Thomas J. Flatley.

          "Omnibus Amendment" means Amendment No. 1 dated as of October 8, 1993 to the GRH-NJ Pledge and Security Agreement, the GRH-NJ Guaranty, the GR Holdings Guaranty, the GR Holdings Pledge and Security Agreement, the GRR Guaranty, the GRR Pledge and Security Agreement, the Security Agreement, the Subsidiary Guaranty, the Subsidiary Pledge and Security Agreement and the Trademark Security Agreement.

          "Open Year" has the meaning specified in Section 4.01(w).

          "Other Taxes" has the meaning specified in Section 2.11(b).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permitted Encumbrances" has the meaning specified in the Mortgages.

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) Permitted Encumbrances.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means a Single Employer Plan or a Multiple Employer Plan.

          "Preferred Stock" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

          "Prepayment Account" has the meaning specified in Section 2.05(b)(v).

          "Profit After Controllables" shall mean, with respect to all restaurants, sales less cost of goods sold less location payroll and bonus expense less location controllable expenses.

          "Properties" means all restaurant locations operated by the Borrowers, whether such properties are owned in fee title, or leased.

          "Redeemable" means, with respect to any capital stock, Debt or other right or obligation, any such right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "Register" has the meaning specified in Section 8.07(c).

          "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Effective Date among GRR and the Lenders in substantially the form of Exhibit D hereto.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Remaining Interest Period" means (i) in the event that a Borrower shall fail for any reason to convert a Term Loan to a Eurodollar Rate Loan after it shall have notified the Agent of its intent to do so, a period equal to thirty (30) days; or (ii) in the event that a Eurodollar Rate Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period if such Interest Period had not been so terminated; or (iii) in the event that the Borrower shall prepay or repay all or any part of the principal amount of a Eurodollar Rate Loan prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

          "Required Lenders" means, at any time, Lenders (other than the Defaulting Lenders) owed or holding in the aggregate at least 66 2/3% of the sum of the then aggregate unpaid principal amount of the Term Loans (without regard to the Term Loans owed to the Defaulting Lenders) and the Letter of Credit Exposure (or if the Letter of Credit has been drawn, in whole or in part, the Unreimbursed Letter of Credit Obligations).

          "Restaurant Capital Gains" means capital gains, calculated in accordance with GAAP, and as reported by GRR on its reports to the SEC on Form 10-Q and Form 10-K, with respect to each Ground Round restaurant which is sold.

          "SEC" has the meaning specified in Section 5.01(o)(ii).

          "Second Omnibus Amendment" shall mean that certain Second Omnibus Amendment dated as of the Effective Date among the Borrowers, the Guarantors and the Agent, in substantially the form of Exhibit E hereto.

          "Security Agreement" means the Amended and Restated Security Agreement, dated as of April 26, 1992, made by the Borrowers to the Agent, as amended by the Omnibus Amendment, and as thereafter amended, supplemented or otherwise modified from time to time.

          "Single Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained an in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

          "Subordinated Intercompany Note" means an intercompany note in a principal amount of $21,966,333.33 made by the First Borrower in favor of GR Holdings following the loan by GR Holdings to the First Borrower of the offering proceeds of the offering of common stock of GRR to the public on the Original Closing Date.

          "Subordination Agreement" means the Subordination Agreement, dated September 27, 1991, by the First Borrower and GR Holdings in favor of the Agent, as amended, supplemented or otherwise modified from time to time.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Subsidiary Guaranty" means the Amended and Restated Subsidiary Guaranty, dated as of April 26, 1992, made by Glendloc and GR of Baltimore, to the Agent, as amended by the Omnibus Amendment, and as thereafter amended, supplemented or otherwise modified from time to time.

          "Subsidiary Pledge and Security Agreement" means the Amended and Restated Subsidiary Pledge and Security Agreement, dated as of April 26, 1992, made by Glendloc and GR of Baltimore, to the Agent, as amended by the Omnibus Amendment, and as thereafter amended, supplemented or otherwise modified from time to time.

          "Tax Certificate" has the meaning specified in Section 5.01(o)(xv).

          "Taxes" has the meaning specified in Section 2.11(a).

          "Termination Date" shall mean May 31, 1997 provided, that such date shall be automatically extended to December 31, 1997 if (i) on May 31, 1997 no Event of Default shall have occurred and be continuing and (ii) from and after Effective Date and through and including May 31, 1997, the Borrowers shall have prepaid the principal of the Term Loans (whether pursuant to Section 2.05 or otherwise) in an aggregate amount of not less than $10,846,000.

          "TGRI Intercompany License Agreement" means the intercompany license agreement, dated as of April 26, 1992, between the First Borrower and the Second Borrower, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 5.01(i).

          "Trademark Security Agreement" means the Amended and Restated Trademark Security Agreement, dated as of April 26, 1992, made by the Borrowers, GRR, GR Holdings, GRH-NJ to the Agent, as amended by the Omnibus Amendment, and as thereafter amended, supplemented or otherwise modified from time to time.

          "Type" refers to the distinction between Term Loans bearing interest at the Alternate Base Rate and Term Loans bearing interest at the Eurodollar Rate.

          "Unreimbursed Letter of Credit Obligations" means a Letter of Credit Obligation which has not been reimbursed by the Borrowers.

          "USI" means U.S. Industries, Inc., a company organized under the laws of Delaware.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA.

          "Withdrawal Liability" has the meaning specified in Part 1 of Subtitle E of Part IV of ERISA.

     SECTION 1.02 Computation of Time Periods.

          In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

     SECTION 1.03 Accounting Terms.

          All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in
Section 4.01(f) ("GAAP").

ARTICLE 2.      AMOUNTS AND TERMS OF THE OBLIGATIONS

     SECTION 2.01 Restructuring of Existing Obligations.

          (a) Confirmation of Existing Obligations. The Borrowers hereby (i) confirm and agree that the Borrowers are truly and justly indebted to the Lenders in the aggregate amount of the Existing Obligations, together with all accrued and unpaid interest, fees and expenses that are due and owing in respect thereto, (ii) reaffirm and admit the validity and enforceability of Existing Credit Agreement, this Agreement and the other Loan Documents (including the granting of liens and security interests in the Collateral) and all of the their obligations thereunder, (iii) agree and admit that they have no defenses to, or offsets or counterclaims against, any of their obligations to the Agent or any Lender under the Loan Documents of any kind whatsoever.


          (b) The Term Loans and the Letter of Credit Obligations. (i) On the
Effective Date, the Agent, the Co-Agent and the Lenders hereby agree to restructure the Existing Obligations as follows: (i) the Existing Revolving
Loans, the Existing Tranche A Loans and the Existing Tranche B Loans shall be restructured as term loans (each, a "Term Loan" and, together with the Term Loan of each other Lender, the "Term Loans") and (ii) the Existing Letter of Credit shall be restructured as a letter of credit (the "Letter of Credit"). The principal amount of the Term Loans for each Lender and the participating interest of each Lender in the Letter of Credit shall not exceed the amounts set forth opposite its name below:


                        Letter of
                          Credit
Bank    Term Loans      Percentage      Obligations     Percentage

BNY     $18,397,599.28     37.95%       1,215,244.77      25.91%
Chase   $12,221,468.82     25.21%       1,129,964.44      24.09%
BA      $ 6,496,609.81     13.40%         852,803.35      18.18%
CL      $ 6,496,609.81     13.40%         852,803.35      18.18%
NBD     $ 4,872,457.37     10.04%         639,602.51      13.64%
        $48,484,745.09    100.00%       4,690,418.42     100.00%


Principal amounts outstanding on the Effective Date with respect to (x) the Existing Revolving Loans, the Existing Tranche A Loans and the Existing Tranche B Loans shall be deemed to be principal amounts outstanding with respect to the Term Loans and (y) the maximum principal face amount of the Existing Letter of Credit shall be deemed to be the maximum principal amount of the Letter of Credit, as of the Effective Date. The Existing Letter of Credit shall be deemed to be the Letter of Credit as of the Effective Date. Amounts of the Term Loans which are repaid or prepaid may not be reborrowed. On the Effective Date, the Borrowers will pay all accrued interest to such date owing to the Lenders under the Existing Credit Agreement.

          (ii) Notes. The Term Loans made by each Lender and the Letter of Credit Obligations owed to each Lender shall be evidenced by a promissory note of the Borrowers substantially in the form of Exhibit A, with appropriate insertions therein as to date and principal amount (each as indorsed or modified from time to time, a "Note" and, collectively with the Term Notes of all other Lenders, the "Notes"), payable to the order of such Lender for the account of its Applicable Lending Office and representing the obligation of the Borrowers to pay on the Termination Date the aggregate unpaid principal balance of the Term Loans made by such Lender and Letter of Credit Obligations owed to each Lender, with interest thereon as prescribed in Section 2.06. Each Note shall (i) be dated the Effective Date, (ii) be stated to mature on the Termination Date and (iii) bear interest from the date thereof on the unpaid principal balance thereof at the applicable interest rate or rates per annum determined as provided in Section 2.06. The (i) date and amount of the Term Loan made by a Lender consisting of an Alternate Base Rate Loan, a Eurodollar Rate Loan or a combination thereof, (ii) the interest rate and Interest Period (if any) applicable to Eurodollar Rate Loan , and (iii) each payment and prepayment of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of its Note, indorsed by such Lender on the schedule attached thereto or any continuation thereof, provided that the failure of such Lender to make any such recordation or indorsement shall not affect the obligations of the Borrowers to make payment when due of any amount owing under the Loan Documents. Interest on each Note shall be payable as specified in Section 2.06(b).

     SECTION 2.02 Termination of Revolving Commitments and Revolving Facility; Termination of Term Commitments.

          On the Effective Date, the Revolving Credit Commitment of each Lender and the Revolving Facility under the Existing Credit Agreement is hereby expressly and irrevocably terminated in full. On the Effective Date, the Term Commitment of each Lender under the Existing Credit Agreement is hereby expressly and irrevocably terminated in full.

     SECTION 2.03 Repayment of Term Loans.

          The Borrowers jointly and severally agree to repay to the Agent for the account of the Lenders, the aggregate principal amount of the Term Loans on the Termination Date.

     SECTION 2.04 Convertible Note Obligations.

          In consideration of the agreement by the Lenders to restructure the Existing Obligations, the Borrowers hereby agree to pay to the Lenders the initial aggregate sum of $2,716,458.18 on or prior to May 31, 1997, which obligations shall be evidenced by promissory notes having the terms and in substantially the form of Exhibit B hereto, (each a "Convertible Note", and collectively, the "Convertible Notes") payable to the order of the Lenders as follows:

                Lenders                   Amount                   %

                BNY                    $1,002,536.55             36.91%


                Chase                  $  682,116.01             25.11%
                BA                     $  375,202.05             13.81%
                CL                     $  375,202.05             13.81%
                NBD                    $  281,401.54             10.36%
                                       $2,716,458.20            100.00%

The principal amount of the Convertible Notes shall be subject to reduction as provided for in the Convertible Notes.

     SECTION 2.05 Prepayments.

          (a) Optional. The Borrowers may, upon at least five Business Days' notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrowers jointly and severally hereby agree to, prepay the outstanding principal amount of the Term Loans comprising part of the same Borrowings in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and (y) no such prepayment of a Eurodollar Rate Loan shall be made other than on the last day of an Interest Period therefor, unless indemnification is provided pursuant to Section 2.09(g). Each such prepayment shall be applied first to Term Loans compromising Borrowings consisting of Alternate Base Rate Loans and second to Term Loans comprising Borrowings consisting of Eurodollar Rate Loans.

          (b) Mandatory. (i) The Borrowers jointly and severally hereby agree to prepay, on the 90th day following the end of each Fiscal Year commencing after the Fiscal Year ending September 29, 1996, an aggregate principal amount of the Term Loans equal to 75% of the amount of Excess Cash Flow for the prior Fiscal Year. Each such prepayment shall be applied first to Term Loans comprising Borrowings consisting of Alternate Base Rate Loans and second to Term Loans comprising Borrowings consisting of Eurodollar Rate Loans.

          (ii) The Borrowers jointly and severally hereby agree to prepay, on the date of receipt by the Borrowers or any of their Subsidiaries of the Net Cash Proceeds from (A) the sale, lease, transfer or other disposition of any assets of the Borrowers or any of their Subsidiaries (other than sales of assets in the ordinary course of business) or (B) the sale or issuance by either Borrower or any of their Subsidiaries of any Debt evidenced by notes, bonds or similar instruments, an aggregate principal amount of the Term Loans comprising part of the same Borrowings equal to (x) in the case of subclause (A) above, (a) 0% of Net Cash Proceeds up to $1,154,000, (b) 50% of Net Cash Proceeds in excess of $1,154,000 and less than $4,846,000, (c) 75% of Net Cash Proceeds in excess of $4,846,000 and less than $8,846,000, (d) 100% of Net Cash Proceeds in excess of $8,846,000 and less than $13,846,000 and (e) 80% of Net Cash Proceeds in excess of $13,846,000 (it being understood and agreed that $1,000,000 of Net Sales Proceeds from asset sales occurring prior to the Effective Date previously released to the Borrowers may be retained by the Borrowers for working capital purposes and that the Lenders have received a mandatory prepayment of $1,154,000 on July 22, 1996) and (y) in the case of subclause (B) above, 100% of such Net Sales Proceeds, provided, however, that with respect to Net Cash Proceeds received from the sale or issuance of subordinated Debt incurred to finance Capital Expenditures permitted pursuant to Section 5.02(b)(v), the Borrowers shall be permitted to retain such Net Cash Proceeds in an amount not in excess of $10,000,000 in the aggregate. Each such prepayment shall be applied first to Term Loans comprising Borrowings consisting of Alternate Base Rate Loans and second to Term Loans comprising Borrowings consisting of Eurodollar Rate Loans.

          (iii) Within one Business Day following receipt by the issuer of the Offering Proceeds from any Offering, the Borrowers jointly and severally hereby agree to prepay an aggregate principal amount of the Term Loans comprising part of the same Borrowings equal to 66-2/3% of such

Offering Proceeds. Each such prepayment shall be applied first to Term Loans comprising Borrowings consisting of Alternate Base Rate Loans and second to Term Loans comprising Borrowings consisting of Eurodollar Rate Loans.

     (iv) In addition to the mandatory prepayments required pursuant to clauses
(i) through (iii) above, if the Borrowers or any of their Subsidiaries receive any Federal or state tax refunds (the "Tax Refunds") on or after the Effective Date, the Borrowers hereby jointly and severally agree to prepay the Term Loans in an amount equal to 100% of such Tax Refunds on the date when the aggregate sum of such Tax Refunds, when added to the aggregate amount of Net Cash Proceeds arising from the sale, lease, transfer or other disposition of any assets of the Borrowers or any of their Subsidiaries occurring after the Effective Date (the "Asset Sale Proceeds") exceeds $10,000,000 but is less than $13,846,000, provided, that if on the date that the Borrowers or any of their Subsidiaries receive any Tax Refunds which, when added to the aggregate Asset Sale Proceeds exceeds an amount equal to $13,846,000, in addition to the prepayment of the Term Loans hereinabove provided in this subsection (iv), the Borrowers shall on such date prepay the Term Loans in an additional amount equal to 80% of that portion of the Tax Refunds which when added to the Asset Sale Proceeds exceeds $13,846,000. It is agreed that (x) the Borrowers may use the Tax Refunds for working capital purposes prior to the date that a mandatory prepayment is required to be made in accordance with the terms hereof and (y) the balance of the Tax Refunds not prepaid to the Term Loans provided for above may be retained by the Borrowers for working capital purposes.

               (v) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

               (vi) Notwithstanding the provisions of this Section 2.05(b)(i),
(ii), (iii), (iv) or (v), if a prepayment of Eurodollar Rate Loans would be required on a day other than the last day of an Interest Period, the relevant Borrower shall transfer such prepayment amount to an escrow account at BNY (the "Prepayment Account"). The prepayment amount shall be held in the Prepayment Account by the Agent until the last day of such Interest Period at which time the prepayment amount shall be applied by the Agent in accordance with the provisions of this Section 2.05(b). During the time that the prepayment amount is on deposit in the Prepayment Account, the Agent shall invest the prepayment amount in Cash Equivalents on behalf of the relevant Borrower. Following an Event of Default, the Agent shall apply the amount on deposit in the Prepayment Account in accordance with the provisions of this Section 2.05 and the relevant Borrower shall pay to the Agent on account of each Lender any amounts required to compensate such Lenders for losses, costs and expenses that they may reasonably incur as the result of such prepayment in accordance with Section 8.04(c).

               (vii) All prepayments under this subsection (b) shall permanently reduce the Facility and may not be reborrowed.

          (c) Convertible Notes. The Borrowers shall not be permitted to prepay any amounts due under the Convertible Notes.

     SECTION 2.06 Interest.

          (a) Ordinary Interest. The Borrowers jointly and severally hereby agree to pay interest on the unpaid principal amount of each Term Loan owing to each Lender from the Effective Date until such principal amount shall be paid in full, at the following rates per annum:

               (i) Alternate Base Rate Loans. During such periods as such Term Loan is a Alternate Base Rate Loan, a rate per annum equal at all times to the sum of (i) the Alternate Base Rate in effect from time to time plus (ii) the Applicable Margin in effect from time to time, payable on each Interest Payment Date.

               (ii) Eurodollar Rate Loans. During such periods as such Term Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (i) the Eurodollar Rate for such Interest Period for such Term Loan plus (ii) the Applicable Margin in effect on the first day of such Interest Period, payable on each Interest Payment Date.

          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrowers hereby agree jointly and severally to pay interest on the unpaid principal amount of each Term Loan owing to each Lender and on the unpaid amount of all interest, fees and other amounts payable hereunder (except as provided in subclause (c) below) that is not paid when due, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Term Loan pursuant to subsection
(a) above or, in the case of such other amounts, above the rate per annum required to be paid on Alternate Base Rate Loans pursuant to clause (a)(i) above.

          (c) Default Interest on Convertible Notes. From and after the earlier of (x) the date upon which amounts are due and owing under one or more of the Convertible Notes following a demand for payment by the holders of such Convertible Notes or (ii) the Termination Date, the Borrowers shall pay interest on any amounts due and owing under the Convertible Notes at a rate per annum equal to 2.75% above the Alternate Base Rate.

          (d) Additional Interest on Eurodollar Rate Loans. The Borrowers hereby agree jointly and severally to pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (to the extent such reserves are actually incurred), additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Lender, from the date of such Term Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Term Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Term Loan. Such additional interest shall be determined by such Lender and notified to the Borrowers through the Agent.

          (e) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of each Borrower contained in this Section 2.06 shall survive the payment in full of principal and interest hereunder and under the Notes for a period of two years.


     SECTION 2.07 Fees.

          (a) Letter of Credit Commissions. The Borrowers agree to pay to the Agent, for the account of BNY as the issuer of the Letter of Credit, and for the pro rata account of the Lenders in accordance with each Lender's percentage of the Letter of Credit Obligations as set forth in Section 2.01(b) hereof, commissions (the "Letter of Credit Commissions") with respect to the Letter of Credit for the period from and including the date of issuance thereof to and including the expiration date thereof, at a rate per annum equal to 1% on the average daily amount available to be drawn under such Letter of Credit. The Letter of Credit Commissions shall be (i) calculated on the basis of a 360 day year for the actual number of days elapsed, (ii) payable quarterly in arrears on the fifteenth day of each October, January, April and July of each year, commencing on October 15, 1996 and (iii) nonrefundable. In addition to the foregoing Letter of Credit Commissions, the Borrowers agree to pay to BNY, for its own account, its standard fees and charges customarily charged to customers similar to the Borrowers with respect to any Letter of Credit.

          (b) Restructuring Fee. The Borrowers agree to pay to the Agent for the account of the Lenders, pro rata in accordance with each Lender's percentage of the restructured Facility, a restructuring fee in the aggregate amount of $203,770, payable in four equal installments on September 13, 1996 and thereafter on the first day of October, November and December 1996. The Agent and the

Lenders hereby acknowledge receipt of the first installment of such restructuring fee that is payable on September 13, 1996, in the aggregate amount of $50,942.50, that was paid on July 31, 1996.

     SECTION 2.08 Conversion or Continuation of Term Loans.

          (a) Optional. Either Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.10, Convert all or any portion of the Term Loans owing by such Borrower of one Type comprising the same Borrowing into Term Loans of the other Type or continue all or any portion of the Term Loans comprising Eurodollar Rate Loans as Eurodollar Rate Loans; provided, however, that any Conversion of Eurodollar Rate Loans into Alternate Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Alternate Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than $1,000,000, provided, further, that no Conversion of any Term Loans or continuation of Eurodollar Rate Loans shall result in the aggregate principal amount of Alternate Base Rate Loans to be less than the greater of (x) $2,000,000 and (y) the Net Cash Proceeds reasonably anticipated to be applied to the Term Loans required pursuant to Section 2.05(b) during the next succeeding Interest Period. Each such notice of Conversion or continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or continuation, (ii) the Term Loans to be Converted or continued and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for such Loans. Each notice of Conversion or continuation shall be irrevocable and binding on the relevant Borrower.

          (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans having the same Interest Period shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Term Loans shall automatically Convert into Alternate Base Rate Loans on the last day of the Interest Period applicable to such Eurodollar Rate Loans.

               (ii) If either Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders, whereupon each such Eurodollar Rate Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into a Alternate Base Rate Loans.

     SECTION 2.09 Increased Costs, Etc.

          (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, then the Borrowers jointly and severally hereby agree from time to time, upon demand by such Lender (with a copy of such demand to the Agent), to pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type or the issuance of, or sale or purchase of participation in, the Letter of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers jointly and severally hereby agree to pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder or the issuance of, or sale or purchase of participation in, the Letter of Credit; provided, however, that the Borrowers shall not be obligated under this Section 2.09(b) to compensate any Lender for any increase in capital to the extent such increase is required on the Original Closing Date pursuant to 12 C.F.R. ' 3.1-3.21 (1990) or 12 C.F.R. ' 325.1-325.6 and ' 325.101-325.102 (1990). A
certificate as to such amounts submitted to the Borrowers by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (c) If, with respect to any Eurodollar Rate Loans, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof, notify the Agent that the Eurodollar Rate for any Interest Period for such Term Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Loan and
(ii) the obligation of the Lenders to make, continue or to Convert Term Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Agent, (i) each Eurodollar Rate Loan will automatically, upon such demand, Convert into an Alternate Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Term Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Term Loans into, Eurodollar Rate Loans shall be suspended.

          (f) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.09(a) and Section 2.09(b) above shall survive the payment in full of principal and interest hereunder and under the Notes for a period of two years.

          (g) Notwithstanding anything contained herein to the contrary, if a Borrower shall fail to borrow or Convert after it shall have given notice to do so in which it shall have requested a Eurodollar Advance, or if a Eurodollar Rate Loan shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Rate Loan is outstanding, any repayment or prepayment of such Eurodollar Rate Loan is made for any reason at any time when the provisions of

Section 2.05(b)(v) are not applicable, (including, without limitation, as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Borrowers jointly and severally agree to indemnify each Lender against, and to pay on demand directly to such Lender, any loss or expense suffered by such Lender as a result of such failure to borrow or convert, termination or repayment, including, without limitation, an amount, if greater than zero, equal to:

        A x (B-C) x  D
                         360

 where:

"A" equals such Lender's pro rata share of the Affected Principal Amount;

"B" equals the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Rate Loans;

"C" equals the applicable Eurodollar Rate (expressed as a decimal) in effect on or about the first day of the applicable Remaining Interest Period, based on the applicable rates offered or bid, as the case may be, on or about such date, for deposits in an amount equal approximately to such Lender's pro rata share of the Affected Principal Amount with an Interest Period equal approximately to the applicable Remaining Interest Period, as determined by such Lender;

"D" equals the number of days from and including the first day of the applicable Remaining Interest Period to but excluding the last day of such Remaining Interest Period;

and any other reasonable out-of-pocket loss or expense (including any internal processing charge customarily charged by such Lender) suffered by such Lender in connection with such Eurodollar Rate Loan, including, without limitation, in liquidating or employing deposits acquired to fund or maintain the funding of its pro rata share of the Affected Principal Amount, or redeploying funds prepaid or repaid, in amounts which correspond to its pro rata share of the Affected Principal Amount. Each determination by the Agent or a Lender pursuant to this Section shall be conclusive and binding on the Borrower absent manifest error.

     SECTION 2.10 Payments and Computations.

          (a) The Borrowers shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The failure of the Borrowers to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 11:00 A.M. on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Term Loans. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees under or in respect of the Term Loans, the Letter of Credit or the Convertible Notes ratably (other than amounts payable pursuant to Section 2.09(a), 2.09(b) or 2.11) to the Lenders for the account of their Applicable Lending Offices pro rata in accordance with each Lender's percentage of Term Loans, Letter of Credit Obligations or Convertible Notes, respectively, as provided in Section 2.01(b) and 2.04, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to
Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes and the Convertible Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note or Convertible Note held by such Lender, to charge from time to time against any or all of such Borrower's accounts with such Lender amount so due.

          (c) All computations of interest and fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes and the Convertible Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender hereunder that the Borrowers will not make such payment in full, the Agent may assume that the Borrowers have made such payment in full to the Agent on date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

     SECTION 2.11 Taxes.

          (a) Any and all payments by the Borrowers hereunder or under the Notes and the Convertible Notes shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Lender or the Agent by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Convertible Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrowers jointly and severally hereby agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or the Convertible Note or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or the Convertible Notes (hereinafter referred to as "Other Taxes").

          (c) The Borrowers will jointly and severally indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Borrowers will furnish to the Agent, at its address referred to in Section 8.02, appropriate evidence of payment thereof. If no Taxes are payable in respect of any payment hereunder or under the Notes or the Convertible Notes by the Borrowers through an account or branch outside the United States or on behalf of the Borrowers by a payor that is not a United States person, the Borrowers will furnish, or will cause such payor to furnish, to the Agent, at such address, a certificate from the appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this subsection
(d), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) To the extent that any Lender has not otherwise done so under the Existing Credit Agreement, each Lender organized under the laws of a jurisdiction outside the United States shall on the date of its execution and delivery of this Agreement in the case of each Bank, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrowers or the Agent (but not if, by virtue of a change in law or regulation, including any judicial or administrative interpretation thereof occurring after the date of the execution and delivery of this Agreement or the date of the Assignment and Acceptance, as the case may be, such Lender is unable to do so), provide the Agent and the Borrowers with a properly completed Internal Revenue Service form 1001 or 4226, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or Convertible Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero or if the form provided by such Lender from time to time thereafter indicates a United States interest withholding tax rate in excess of zero (other than by virtue of a change in law or regulation, including any judicial or administrative interpretation thereof occurring after the date such Lender becomes a party to this Agreement) withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax only at such lesser rate shall be considered excluded from Taxes for periods governed by such form; provided, however, that if at the date of an Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to the extent (but only to the extent) such tax results in liability for such payments, the term Taxes shall be deemed to include (in addition to withholding taxes that may be imposed in the future or other amounts, in both cases otherwise includible in Taxes) United States interest withholding tax, if any, applicable with respect to the Lender assignee on such date.

          (f) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the

Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          (h) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes.

     SECTION 2.12 Sharing of Payments, Etc.

          If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loans, Convertible Notes or Unreimbursed Letter of Credit Obligations owing to it (other than pursuant to Section 2.09(a), 2.09(b), 2.11 or 8.04(c)), in excess of its ratable share of payments on account of such Term Loans, Convertible Notes or Unreimbursed Letter of Credit Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Term Loans, Convertible Notes or Unreimbursed Letter of Credit Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

     SECTION 2.13 Letter of Credit.

          (a) Letter of Credit Extension. Subject to the terms and conditions of this Agreement, BNY agrees, in reliance on the agreement of the other Lenders set forth in Section 2.13(c), to extend the expiration date of the Letter of Credit to a date no later than October 6, 1997, provided that if the Letter of Credit shall be outstanding on May 31, 1997 and the Termination Date shall not have been extended to December 31, 1997, the Borrowers shall, on or prior to May 31, 1997, (i) cause the Letter of Credit to be returned to BNY undrawn and marked "cancelled" or (ii) if the Borrowers are unable to do so in whole or in part, either (x) provide a "back-to-back" letter of credit to BNY in a form satisfactory to BNY (in its sole discretion), issued by a bank satisfactory to BNY (in its sole discretion), in an amount equal to 105% of the then undrawn stated amount of the Letter of Credit issued and/or (y) deposit cash in the Letter of Credit Cash Collateral Account in an amount equal to 105% of the then undrawn stated amount of all outstanding Letter of Credit as collateral security for the Borrowers reimbursement obligations in connection therewith, such additional letter of credit collateralization or excess cash to be remitted to the Borrowers upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations.

          (b) Request for Extension. The Letter of Credit shall have been issued solely in support of the Borrowers' workers' compensation, automobile liability and general liability obligations arising in the ordinary course of business. The Lenders acknowledge that a request for the extension of the Letter of Credit has been given to the Agent prior to August 23, 1996.

          (c) Drawing and Reimbursement. Each payment by BNY of a draft drawn under the Letter of Credit shall give rise to an obligation on the part of the Borrowers to reimburse BNY immediately for the amount thereof.

          (d) Letter of Credit Participation and Facility Commitment. Each Lender hereby unconditionally and irrevocably, severally for itself only and without any notice to or the taking of any action by such Lender, takes an undivided participating interest in the obligations of BNY under and in connection with the Letter of Credit in an amount equal to such Lender's percentage of the Unreimbursed Letter of Credit Obligations. Each Lender shall be liable to BNY for the percentage of the unreimbursed amount of any draft drawn and honored under each Letter of Credit. Each Lender shall also be liable for an amount equal to its percentage for any amounts paid by the Borrowers pursuant to Section 2.13(e) that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be unconditional and without regard to the occurrence of any Default or the compliance by the Borrower with any of its obligations under the Loan Documents.

          (e) Payments by Lenders. The Agent will promptly notify each Lender (which notice shall be promptly confirmed in writing) of the date and the amount of any draft presented under the Letter of Credit with respect to which there exists an Unreimbursed Letter of Credit Obligation, and forthwith upon receipt of such notice, such Lender (other than BNY) shall make available to the Agent for the account of BNY the amount of its pro rata share of the Unreimbursed Letter of Credit Obligation at the office of the Agent specified in Section 8.02, in lawful money of the United States and in immediately available funds, before 4:00 P.M., on the day such notice was given by the Agent, if the relevant notice was given by the Agent at or prior to 1:00 P.M., on such day, and before 12:00 noon, on the next Business Day, if the relevant notice was given by the Agent after 1:00 P.M., on such day. The Agent shall distribute the payments made by each Lender (other than BNY) pursuant to the immediately preceding sentence to BNY promptly upon receipt thereof in like funds as received. Each Lender shall indemnify and hold harmless the Agent and BNY from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and an administration fee of not less than $100 payable to BNY as the issuer of the Letter of Credit) resulting from any failure on the part of such Lender to provide, or from any delay in providing, the Agent with such Lender's pro rata share of the Unreimbursed Letter of Credit Obligations in accordance with this clause (b) (except in respect of losses, liabilities or other obligations suffered by BNY resulting from the gross negligence or willful misconduct of BNY). If a Lender does not make available to the Agent when due such Lender's pro rata share of the Unreimbursed Letter of Credit Obligations (other than payments made by BNY by reason of its gross negligence or willful misconduct), such Lender shall be required to pay interest to the Agent for the account of BNY on such Lender's pro rata share of the Unreimbursed Letter of Credit Obligations at a rate of interest per annum equal to the Federal Funds Rate from the date such Lender's payment is due until the date such payment is received by the Agent. The Agent shall distribute such interest payments to BNY upon receipt thereof in like funds as received.

          (f) Absolute Obligation with Respect to Letter of Credit Payments. The Borrowers' obligation to reimburse the Agent for the account of BNY in respect of the Letter of Credit for each payment under or in respect of the Letter of Credit shall be joint and several and absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which either Borrower may have or have had against the beneficiary of such Letter of Credit, the Agent, BNY as issuer of such Letter of Credit, any Lender or any other Person, including, without limitation, any defense based on the failure of any drawing to conform to the terms of such Letter of Credit, any drawing document proving to be forged, fraudulent or invalid, or the legality, validity, regularity or enforceability of such Letter of Credit; provided, however, that the Borrowers shall not be obligated to reimburse the Agent for the account of BNY as issuer of a Letter of Credit for any wrongful payment under such Letter of Credit made as a result of BNY's gross negligence or willful misconduct.

          (g) Increased Costs Based on Letter of Credit. Without limiting the provisions of Section 2.09, if any law or regulation or any change in the interpretation or application thereof by any governmental authority or court or administrative authority charged with the administration thereof or GAAP shall either (a) impose, modify or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued or participated in by any Lender, or (b) impose on the Agent or such Lender any other condition regarding the Letter of Credit (except for imposition of, or changes in the rate of, tax on the overall net income of the Agent or such Lender) and the result of any event referred to in clause (a) or (b) above shall be to increase the cost to BNY (or any successor thereto as issuer of the Letter of Credit) of extending the expiration date or maintaining the Letter of Credit or its obligations pursuant to Section 2.13(e), or the cost to the Agent of performing its functions hereunder with respect to the Letter of Credit, in any case by an amount which the Agent, BNY, or any Lender, as the case may be, deems material, then, upon demand by the Agent, BNY or such Lender, as the case may be, the Borrowers shall immediately pay to the Agent, BNY or such Lender, as the case may be, from time to time as specified by the Agent, BNY or such Lender, additional amounts which shall be sufficient to compensate the Agent, BNY or such Lender, as the case may be, for such increased cost. A statement in reasonable detail as to such increased cost incurred by the Agent, BNY or such Lender, as the case may be, as a result of any event mentioned in clauses (a) or
(b) above, submitted by the Agent, BNY or such Lender, as the case may be, to the Borrowers shall be conclusive, absent manifest error, as to the amount thereof.

     SECTION 2.14 Use of Proceeds.

          The proceeds under the Facility shall be used to restructure the Existing Obligations and for working capital purposes.

     SECTION 2.15. ACH Transactions.

          Prior to the Effective Date, the Borrowers and the ACH Banks entered into the ACH Agreements in connection with the ACH Banks' providing of automatic funds transfer services. The Borrowers confirm and agree that the ACH Agreements are in full force and effect, and may be terminated by the Borrowers or the ACH Banks in accordance with their terms.

ARTICLE 3.      CONDITIONS OF RESTRUCTURING

     SECTION 3.01 Conditions Precedent to the Effectiveness of this Agreement.

          The effectiveness of this Agreement and the obligation of each Lender to restructure the Existing Obligations on the Effective Date is subject to the following conditions precedent:

          (a) There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the Guarantors, the Borrowers or any of their Subsidiaries since June 30, 1996.

          (b) The representations and warranties contained in each Loan Document and the Schedules annexed hereto and to the Collateral Documents are true and correct on and as of the Effective Date.

          (c) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of GRR or the Borrowers and their Subsidiaries taken as a whole.

          (d) Each Loan Party shall own the percentage of capital stock of each Subsidiary as indicated in Part I of Schedule 4.01(b), in each case free and clear of any lien, charge or encumbrance except for the liens created pursuant to the Collateral Documents; the Lenders shall have a valid and perfected first priority lien and security interest in the stock of GR Holdings, GRH-NJ and of each of the Borrowers and their Subsidiaries and in the other Collateral referred to in the Collateral Documents.

          (e) The Lenders shall be satisfied that the First Borrower will be able to meet its obligations under all of its Welfare Plans, that the First Borrower's Plans are, in all material respects, funded in accordance with
Section 412 of the Internal Revenue Code and Part 3 of Title I of ERISA, that no material "reportable event" (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such Plan and that no termination of, or withdrawal from, any such Plan has occurred or is contemplated that could result in a material liability, and that the First Borrower and its ERISA Affiliates do not maintain any Multiemployer Plan.

          (f) The Borrowers shall have paid all accrued interest and fees to the Lenders under the Existing Credit Agreement (other than the rescheduled restructuring fee which shall be payable in accordance with the terms of Section 2.07(b)) and all accrued fees and expenses of the Agent the Lenders (including the accrued fees and expenses of counsel to the Agent and local counsel to the Lenders).

          (g) The Agent shall have received on or before the Effective Date the following, in form and substance satisfactory to the Agent (unless otherwise specified) and in sufficient copies for each Lender:

               (i) The Notes to the order of the Lenders.

               (ii) The Convertible Notes to the order of the Lenders.

               (iii) The Registration Rights Agreement.

               (iv) Certificates, each dated the Effective Date, of the Secretary or Assistant Secretary of each Loan Party (a) attaching a true and complete copy of the resolutions of such Loan Party's Board of Directors and of all documents evidencing other necessary corporate action (in form and substance satisfactory to the Agent) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (b) attaching a true and complete copy of its certificate of incorporation and by-laws, (c) setting forth the incumbency of its officer or officers who may sign the Loan Documents to which it is a party, including therein a signature specimen of such officer or officers and (d) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its incorporation and of each other jurisdiction in which it is qualified to do business.

               (v) Counterparts of this Agreement signed by each of the parties hereto (or receipt by the Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Agent with originally executed counterparts hereof).

               (vi) The consent annexed hereto as Exhibit F executed by each of the Guarantors.

               (vii) The Second Omnibus Amendment duly executed by the parties thereto.

               (viii) The New Mortgages as to the properties set forth on
Schedule 3.01(g).

               (ix) Projected consolidated income and loss statements, balance sheets and cash flow statements of the Borrowers for the period from the Effective Date through the Extended

Maturity Date, together with a schedule of Location Operating Profit and schedule of EBITDA on a store-by-store basis supporting the Borrowers' adjusted business plan dated July 3, 1996, in each case in form and substance satisfactory to the Lenders.

               (x) Such financial, business and other information regarding each Loan Party, the Borrowers and their Subsidiaries as the Lenders shall have requested in writing, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under ERISA and Welfare Plans, collective bargaining agreements and other arrangements with employees, in form and substance satisfactory to the Lenders.

               (xi) Evidence of insurance naming the Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lenders.

               (xii) A favorable opinion of Robin Moroz, Esq., General Counsel to the Borrowers and the Guarantors, in substantially the form of Exhibit C and as to such other matters as any Lender through the Agent may reasonably request, which opinion the Borrowers acknowledge is being given upon the express instruction of the Borrowers.

               (xiii) A certificate signed on behalf of the First Borrower, the Second Borrower and GR Holdings by its President or a Vice President dated the Effective Date certifying that each of the (a) TGRI Intercompany License Agreement and (b) GR Holdings Intercompany License Agreement remains in full force and effect on the Effective Date.

               (xiv) A certificate signed on behalf of the First Borrower and GR Holdings by its President or a Vice President dated the Effective Date certifying that the Subordination Agreement remains in full force and effect on the Effective Date, in favor of the Agent.

               (xv) A certificate of an officer of each Borrower to the effect that there is no injunction, writ, preliminary restraining order or other order of any nature issued by any court or other governmental authority in any respect affecting the transactions provided for herein and no action or proceeding by or before any court or other governmental authority shall have been commenced and be pending or, to the knowledge of such Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith.

               (xvi) A certificate of an officer of each Borrower to the effect that all approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents have been duly obtained and are in full force and effect and that all required notices have been given and all required waiting periods have expired.

               (xvii) A certificate of an officer of each Borrower to the effect that, immediately prior to the effectiveness of this Agreement (a) all representations and warranties in the Existing Credit Agreement were true and correct in all material respects, (b) there did not exist Event of Default or Default (as each term is defined in the Existing Credit Agreement), under the Existing Credit Agreement and (c) there shall not have occurred any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the Guarantors, the Borrowers or any of their Subsidiaries since June 30, 1996.

     SECTION 3.02 Determinations Under Section 3.01.

          For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

ARTICLE 4.      REPRESENTATIONS AND WARRANTIES

     SECTION 4.01 Representations and Warranties of the Borrowers.

          The Borrowers jointly and severally represent and warrant as follows:

          (a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a material adverse effect on its business, condition (financial or otherwise), operations, performance, properties or prospects and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of GR Holdings, GRH-NJ, the First Borrower and the Second Borrower has been validly issued, is fully paid and non-assessable and is owned by GRR, GR Holdings, GRH-NJ and the First Borrower, respectively, free and clear of all Liens other than the Liens created pursuant to the Collateral Documents.

          (b) Set forth in Part I of Schedule 4.01(b) is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the Effective Date (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized the number outstanding, on the Effective Date and the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Effective Date. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by such Loan Party or one or more of its Subsidiaries as indicated in Part I of Schedule 4.01(b) free and clear of all Liens, except those created by the Collateral Documents. Each such Subsidiary
(i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a material adverse effect on its business, condition (financial or otherwise), operations, performance, properties or prospects and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Subsidiaries of the First Borrower own, as of the Effective Date, the assets and liabilities set forth in Part II of Schedule 4.01(b).

          (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes, the Convertible Notes and each other Loan Document to which it is or is to be a party, and the consummation of the other transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or by-laws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries other than the Liens created pursuant to the Collateral Documents. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or certificate of occupancy or health, safety or liquor license requirement or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries.

          (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement, the Notes, the Convertible Notes or any other Loan Document to which it is or is to be a party, or for the consummation of the other transactions contemplated hereby (other than the filing of the New Mortgage and the UCC financing statements in appropriate jurisdictions. All applicable waiting periods in connection with the transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

          (e) This Agreement, each of the Notes and the Convertible Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.

          (f) The Consolidated balance sheets of GRR and its Subsidiaries as at October 1, 1995, and the related Consolidated statements of income and cash flow of GRR and its Subsidiaries for the Fiscal Year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, and the Consolidated balance sheets of GRR and its Subsidiaries as at June 30, 1996, and the related Consolidated statements of income and cash flow of GRR and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of GRR, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of GRR and its Subsidiaries as at such dates and the Consolidated results of the operations of GRR and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since June 30, 1996, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of GRR or any of its Subsidiaries.

          (g) The Consolidated forecasted balance sheets, income statements and cash flow statements of GRR and its Subsidiaries delivered to the Lenders pursuant to Section 5.01(o), provided by the chief financial officer of GRR, copies of which have been furnished to each Lender, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the First Borrower's best estimate of its future financial performance.

          (h) No information, exhibit or report furnished by any Loan Party or either of the Borrowers to the Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading when delivered.

          (i) Except as set forth on Schedule 4.01(i), there is no action, suit, investigation, litigation or proceeding affecting any Loan Party, either of the Borrowers or any of their Subsidiaries pending or to the best of the knowledge of Borrowers or their Subsidiaries, threatened be any court, governmental agency or arbitrator that (i) would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party, either of the Borrowers or any of their Subsidiaries or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.

          (j) No proceeds of any Term Loan will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

          (k) Neither of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (l) Set forth on Schedule 4.01(l) is a complete and accurate list as of the Effective Date of all Plans, Multiemployer Plans and Welfare Plans with respect to any employees of any Loan Party, either of the Borrowers or any of their Subsidiaries.

          (m) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of any Loan Party.

          (n) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan subject to Title IV of ERISA of any Loan Party, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

          (o) Neither any Loan Party nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

          (p) Neither any Loan Party nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan of any Loan Party is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

          (q) The aggregate annualized cost (including, without limitation, the cost of insurance premiums) with respect to Welfare Plans for which the Loan Parties and their Subsidiaries are liable does not have a material adverse effect on the business, condition (financial or otherwise) operations, performance, properties or prospects of any Loan Party and its Subsidiaries taken as a whole.

          (r) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether not covered by insurance) that could have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party and its Subsidiaries taken as a whole.

          (s) Except as disclosed on Schedule 4.01(s) prepared as of the Effective Date, the operations and properties of each Loan Party and each of their Subsidiaries comply in all material respects with all applicable Environmental Laws and have not been used for the storage, treatment disposal or handling of Hazardous Materials except in material compliance with all applicable Environmental Laws. There are no material liabilities under any applicable Environmental Law associated with or arising from the operations or properties of the Loan Parties, and to the knowledge of the Loan Parties and their Subsidiaries, there are no conditions on, in, under or related to the properties or operations of any of the Loan Parties and their Subsidiaries that could give rise to material costs or liabilities imposed under any applicable Environmental Laws.

          (t) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party and its Subsidiaries taken as a whole, or on the ability of any Loan Party or any of its Subsidiaries to carry out its obligations under this Agreement, the Notes or any other Loan Document.

          (u) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

          (v) Set forth on Schedule 4.01(v) is a complete and accurate list, as of the Effective Date, of each taxable year of the affiliated group (within the meaning of Section 1504(a) of the Internal Revenue Code) of which each of the Borrowers is a member (the "GRR Tax Group") for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an "Open Year").

          (w) The aggregate asserted liability, as of the Effective Date, in respect of all items from Revenue Agent Reports (Internal Revenue Service Form
886) for Open Years of the GRR Tax Group, together with applicable interest and penalties, does not exceed $250,000, and set forth on Schedule 4.01(w) is a complete and accurate description, as of the Effective Date, of each such item that separately, for all such Open Years, together with applicable interest and penalties, exceeds $250,000.

          (x) The aggregate unpaid amount, as of the Effective Date, of adjustments to the Federal income tax liability of the GRR Tax Group proposed by the Internal Revenue Service with respect to Open Years does not exceed $250,000. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the GRR Tax Group or any member thereof or of any Subsidiary of either of the Borrowers.

          (y) The aggregate unpaid amount, as of the Effective Date, of adjustments to the state, local and foreign tax liability of each member of the GRR Tax Group and of each Subsidiary of the First Borrower proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $250,000, and set forth on Schedule 4.01(y) is a complete and accurate description, as of the Effective Date, of each such item that separately, for all such open Years, together with applicable interest and penalties, exceeds $250,000. No issues have been raised by such taxing authorities that, in the aggregate, would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of any member of the GRR Tax Group or of any Subsidiary of the Borrowers.

          (z) Neither any Loan Party nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Term Loans nor the application of the proceeds of repayment thereof by either of the Borrowers, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (aa) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

          (bb) Set forth on Schedule 4.01(bb) is a complete and accurate list, as of the Effective Date, of all real property owned by any Loan Party or any of its Subsidiaries, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, record owner an book value thereof.

Each Loan Party and such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

          (cc) Set forth on Schedule 4.01(cc) is a complete and accurate list, as of the Effective Date, of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.

          (dd) (i) Other than as set forth on Schedule 4.01(dd), none of the Properties are located in an area identified by the Secretary of Housing and Urban Development or a successor thereto as an area having special flood hazards pursuant to the terms of the National Flood Insurance Act of 1968, or the Flood Disaster Protection Act of 1973, as amended, or any successor law; or as to any Properties which are located in such an area, the Borrowers will obtain and maintain insurance against damage or loss by flood on such basis and in such amounts as shall be required by the Lenders; (ii) each of the Properties is served by all utilities required for the current use thereof; (iii) all streets necessary to serve the Properties and the Improvements for the current use thereof have been completed and are serviceable and have been dedicated or accepted by the appropriate governmental entities and the Borrowers have access from public roads to the Properties and the Improvements; and (iv) there is no condemnation or similar proceeding pending or threatened affecting any part of any of the Properties that might materially adversely affect any of the Properties.

          (ee) Set forth on Schedule 4.01(ee) is a complete and accurate list, as of the Effective Date, of all franchise agreements to which either of the Borrowers or any of their Subsidiaries is a party each of which is in full force and effect and as to which the franchisee thereunder is in substantial compliance with the terms and conditions thereof, except as set forth on
Schedule 4.01(i).

          (ff) Set forth on Schedule 4.01(ff) is a complete and accurate list, as of the Effective Date, of all Investments held by any Loan Party, either of the Borrowers or any of their Subsidiaries, showing as of the Effective Date the amount, obligor or issuer and maturity, if any, thereof.


          (gg) Set forth on Schedule 4.01(gg) is a complete and accurate list, as of the Effective Date, of all patents, trademarks, trade names, service marks and registered copyrights (the "Intellectual Property"), and all applications therefor and licenses thereof, owned, used or held for use by each Loan Party or any of its Subsidiaries, showing as of the Effective Date the jurisdiction in which registered, the registration number, the date of registration and the expiration date. There is no claim, suit, action or proceeding pending or to the best knowledge of the Borrowers threatened against any Loan Party or any of their Subsidiaries that involves a claim of infringement of Intellectual Property and none of the Loan Parties or any of their Subsidiaries has any knowledge of any existing infringement by any Person of any Intellectual Property.

          (hh) Set forth on Schedule 4.01(hh) are all liquor licenses owned or granted to the First Borrower or any of its Subsidiaries as of the Effective Date. All such licenses are in full force and effect (other than licenses relating to properties that the Borrowers have closed or sold as permitted under the terms of this Agreement) and constitute all such licenses which are required by any such Person to operate its business as presently conducted.

          (ii) Set forth on Schedule 4.01(ii) is a complete and accurate list of all Debt of each of the Borrowers and their Subsidiaries, showing as of the Effective Date the principal amounts outstanding thereunder.

ARTICLE 5.      COVENANTS OF THE BORROWERS

     SECTION 5.01 Affirmative Covenants.

          So long as any Term Loan or Convertible Note shall remain unpaid, the Letter of Credit shall be outstanding or any reimbursement obligation in respect thereof shall remain unpaid, each Borrower will, unless the Required Lenders shall otherwise consent in writing:

          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, all applicable Environmental Laws, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and the Federal Trade Commission's "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" (16 C.F.R. ' 436.1 et seq.) and all state laws and regulations of similar import.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither such Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

          (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates.

          (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither such Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of such Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower, such Subsidiary or the Lenders.

          (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

          (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each such Subsidiary in accordance with GAAP.


          (g) Maintenance of Properties. (i) Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear expected.

               (ii) Operate and maintain its Properties in good order, repair and operating condition, promptly make all necessary repairs, restorations, renewals, replacements, additions and improvements thereto, interior and exterior, structural and nonstructural, foreseen and unforeseen, or otherwise necessary to insure that the same shall not be diminished or impaired so as to adversely affect the value of such Property, and will not cause or allow its Properties to be misused, wasted or to deteriorate.

               (iii) Subject to Section 5.02(e), keep its Properties fully equipped and replace all worn out or obsolete Equipment with fixtures or personal property necessary to operate the business.

               (iv) Will not (a) initiate or support any zoning reclassification of its Properties, seek any variance under existing zoning ordinances applicable to the Properties or use or permit the use of its Properties in a manner which would result in such use becoming a non-conforming use under applicable zoning ordinances, (b) modify or amend any of the Permitted Encumbrances, (c) impose any restrictive covenants or encumbrances upon its Properties, execute or file any subdivision plat affecting its Properties or consent to the annexation of its Properties to any municipality, (d) permit or suffer its Properties to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement or (e) remove, demolish or structurally or materially alter any part of the Improvements, or construct on its Properties any new building, structure, facility or other improvement, in each case, if such action would adversely affect the value of any of its Property.

               (v) Use its Properties for substantially the same use as in effect as of the Effective Date, and for no other use.

          (h) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agent of any default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so; provided, however, that the Borrowers may allow to lapse or be terminated any lease, or any rights to renew any lease, if the Location Operating Profit of the restaurant to which such lease relates has not exceeded $200,000 within the most recent twelve months.

          (i) Performance of Certain Contracts. (a) With respect to the Office Lease, perform and observe all the terms and provisions of such Office Lease and with respect to each franchise agreement, perform and observe all the terms and provisions of such agreements to be performed or observed by it.

               (b) With respect to the TGRI Intercompany Licensing Agreement and the GR Holdings Intercompany Licensing Agreement, perform and observe all the terms and provisions of such agreements to be performed or observed by the First Borrower or the Second Borrower, as the case may be.

          (j) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          (k) Cash Concentration Accounts. Maintain main cash concentration accounts with one or more Lenders satisfactory to the Required Banks.

          (l) Mortgages. At the request of the Agent or the Required Lenders, deliver (i) with respect to any existing Restaurants on property owned in fee by either Borrower which is not subject to an Existing Mortgage on the Effective Date, a deed of trust, trust, deed or mortgage substantially in the form of Exhibit H hereto together with the documents indicated below and (ii) in the case of property which is leased, use its best efforts to deliver, deeds of trust, trust deeds, mortgages, leasehold mortgages, and leasehold deeds of trust in substantially the form of Exhibit H to the Existing Credit Agreement (as amended from time to time in accordance with their terms, the "New Restaurant Mortgages"), duly executed by the relevant Borrower, together with:

               (A) evidence that counterparts of the New Restaurant Mortgages have been duly recorded in all filing or recording offices that the Lenders may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Lenders,

               (B) American Land Title Association Lender's Extended Coverage title insurance policies ("Mortgage Policies") in form, with endorsements and in amount acceptable to the Agent, issued and reinsured by title insurers acceptable to the Agent, insuring the New Restaurant Mortgages on the properties identified therein to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's Liens) and such reinsurance as the Agent may deem necessary or desirable,

               (C) such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Required Lenders may reasonably deem necessary or desirable,

               (D) evidence of the insurance required by the terms of the New Restaurant Mortgages, and

               (E) evidence that all other action that the Required Lenders may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the New Restaurant Mortgages has been taken.

          (m) Interest Rate Hedging. Enter into and maintain Long-Term Hedge Agreements with Persons acceptable to the Required Lenders (provided, however, that such Person shall be a Lender), covering a notional amount of 50% of the amount outstanding under the Facility.

          (n) Net Worth. Maintain at all times, Consolidated Net Worth of GRR and its Subsidiaries of not less than the amount set forth below (net of Covenant Adjustments) for each period set forth below:

        Fiscal Period         Net Worth

        July, 1996            $45,055,000
        August, 1996          $44,268,000
        September, 1996       $38,348,000
        October, 1996         $37,631,000
        November, 1996        $37,231,000
        December, 1996        $37,364,000
        January, 1997         $36,456,000
        February, 1997        $35,904,000
        March, 1997           $35,912,000
        April, 1997           $35,516,000
        May, 1997             $35,139,000
        June, 1997            $35,257,000
        July, 1997            $35,006,000
        August, 1997          $34,854,000
        September, 1997       $35,052,000
        October, 1997         $34,914,000
        November, 1997        $34,870,000
        December, 1997        $35,341,000

          (o) Reporting Requirements. Furnish to the Agent for distribution to the Lenders:

               (i) as soon as possible and in any event within two days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officers of the

Borrowers and GRR setting forth details of such Default and the action that the Borrowers have taken and propose to take with respect thereto;

               (ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year of the Borrowers, (A) the quarterly report of GRR as filed with the Securities and Exchange Commission (the "SEC") on Form 10-Q and (B) a Consolidated balance sheet of GRR and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flow of GRR and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officers of the Borrowers and GRR as having been prepared in accordance with GAAP, together with (A) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrowers have taken and propose to take with respect thereto, (B) consolidating balance sheets of GRR and its Subsidiaries and GR Holdings and its Subsidiaries as of the end of such Fiscal Quarter and consolidating statements of income for GRR and its Subsidiaries and GR Holdings and its Subsidiaries and (C) a Compliance Certificate satisfactory to the Agent showing computations used by the Borrowers in determining compliance with the covenants contained in Sections 5.01(m), 5.01(n), 5.01 (p) through (r), 5.02(a) through (c), 5.02(e) through (h)
and 5.02(p).

               (iii) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrowers, (A) the annual report of GRR as filed with the SEC on Form 10-K and (B) a copy of the annual audit report for such year for GRR and its Subsidiaries, including therein Consolidated balance sheet of GRR and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flow of GRR and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of Ernst & Young or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (C) consolidating balance sheets of GRR and its Subsidiaries and GR Holdings and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of income for GRR and its Subsidiaries and GR Holdings and its Subsidiaries, (D) a
schedule in form satisfactory to the Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.01(m), 5.01(n), 5.01 (p) through (r), 5.02(a) through (c), 5.02(e) through (h) and 5.02(p) which may be in the form of the Compliance Certificate and (E) a Compliance Certificate of the chief financial officer of the Borrowers including a statement that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrowers have taken and propose to take with respect thereto;

               (iv) promptly and in any event within 30 days after any Loan Party or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the First Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto;

               (v) promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

               (vi) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of each Loan Party;

               (vii) promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice received by such Loan Party or any of its ERISA Affiliates concerning (A) the imposition of Withdrawal Liability by any Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any of its ERISA Affiliates in connection with any event described in clause (A) or (B);

               (viii) promptly and in any event within 30 days after any Loan Party or any of its ERISA Affiliates knows or has reason to know that any Prohibited Transaction resulting in a material liability of such Loan Party has occurred, a statement of the chief financial officer of the First Borrower describing such Prohibited Transaction and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto;

               (ix) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in
Section 4.01(i);

               (x) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange;

               (xi) promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01(o);

               (xii) within 45 days following the last day of each Fiscal Quarter, a schedule of receivables due under the franchise agreements in form and substance satisfactory to the Required Lenders;

               (xiii) within (i) 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the GRR Tax Group aggregating $750,000 or more and (ii) two Business Days of receipt, thereof, a notice to the Agent that the Borrowers or any of their Subsidiaries have received a Federal or State tax refund;

               (xiv) promptly, and in any event within five Business Days after the due date (with extensions) for filing the final Federal income tax return in respect of each taxable year, a certificate (a "Tax Certificate"), signed by the President or the chief financial officer of the First Borrower, stating that the common parent of the GRR Tax Group has paid to the Internal Revenue Service or other taxing authority, the full amount of all Federal income taxes shown to be due on all Federal income tax returns required to be filed by such affiliated group for such year;

               (xv) no later than 30 days after the end of each Fiscal Month, a Performance Memorandum of the Borrowers (in substantially the form of Exhibit J hereto), together with such other information as is reasonably requested by any of the Lenders in writing;

               (xvi) no later than 90 days following the end of each Fiscal Year, updated Schedules to the Loan Documents;

               (xvii) notice of a material default by either of the Borrowers (or any other party if either of the Borrowers know of any material default) under the Office Lease and notice of a material default by either of the Borrowers under any franchise agreement (or any other party if either of the Borrowers know of any material default) (other than a payment default which the Borrowers will deliver notice of pursuant to subsection (xiii) of this Section);

               (xviii) such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender may from time to time reasonably request; and

               (xix) on the 15th and 30th of each calendar month, or if such date is not a Business Day, the closest immediately preceding or succeeding Business Day occurring in such month, a cash flow forecast on a 60 day rolling basis for the immediately succeeding 60 day period following the date of such forecast in substantially the same form as the cash flow forecasts previously submitted to the Agent; and

               (xx) no later than January 20, 1997, a calculation of the Profit After Controllables for the three month period comprising fiscal October, November and December 1996, in such detail as may reasonably be required by the Lenders.

          (p) Capital Expenditures.

          Not permit Capital Expenditures of the Borrowers and the Guarantors to exceed the amounts set forth below (net of Covenant Adjustments) for the period commencing on the Effective Date and ending on the last day of the fiscal period set forth below:

                                                     Cumulative Capital
                        Fiscal Period                   Expenditures

                        July, 1996                      $  350,000
                        August, 1996                    $  700,000
                        September, 1996                 $1,050,000
                        October, 1996                   $1,435,000
                        November, 1996                  $1,792,000
                        December, 1996                  $2,054,000
                        January, 1997                   $2,269,000
                        February, 1997                  $2,514,000
                        March, 1997                     $2,716,000
                        April, 1997                     $2,940,000
                        May, 1997                       $3,164,000
                        June, 1997                      $3,514,000
                        July, 1997                      $3,864,000
                        August, 1997                    $4,214,000
                        September, 1997                 $4,482,000
                        October, 1997                   $4,750,000
                        November, 1997                  $5,018,000
                        December, 1997                  $5,280,000

          (q) Cumulative EBITDA.

          Maintain cumulative EBITDA of the Borrowers and the Guarantors, of not less than the amounts set forth below (net of Covenant Adjustments) for each period commencing on July 1, 1996 and ending on the last day of the fiscal period set forth below:

                        Fiscal Period           Cumulative EBITDA

                        July, 1996                   $(354,000)

                        August, 1996                   $(128,000)
                        September, 1996                 $579,000
                        October, 1996                 $1,091,000
                        November, 1996                $1,866,000
                        December, 1996                $3,458,000
                        January, 1997                 $3,720,000
                        February, 1997                $4,324,000
                        March, 1997                   $5,777,000
                        April, 1997                   $6,524,000
                        May, 1997                     $7,290,000
                        June, 1997                    $8,836,000
                        July, 1997                    $9,723,000
                        August, 1997                 $10,709,000
                        September, 1997              $12,329,000
                        October, 1997                $13,323,000
                        November, 1997               $14,411,000
                        December, 1997               $16,297,000



provided that the actual amount of expenditures paid in cash during such period with respect to subclauses (i) through (iii) of the definition of EBITDA shall only be excluded up to the following amounts for the period commencing on the Effective Date and ending the last day of the fiscal period set forth below:



                        Fiscal Period                   Amount


                        July, 1996                     $240,000
                        August, 1996                   $590,000
                        September, 1996                $846,000
                        October, 1996                  $922,000
                        November, 1996               $1,148,000
                        December, 1996               $1,314,000
                        January, 1997                $1,404,000
                        February, 1997               $1,494,000
                        March, 1997                  $1,609,000
                        April, 1997                  $1,684,000
                        May, 1997                    $1,759,000
                        June, 1997                   $1,859,000
                        July, 1997                   $1,934,000
                        August, 1997                 $2,009,000
                        September, 1997              $2,184,000
                        October, 1997                $2,334,000
                        November, 1997               $2,484,000
                        December, 1997               $2,659,000


          (r) Profit After Controllables. Not permit the average monthly Profit After Controllables of the Borrowers and the Guarantors for the three month period comprising fiscal October, November and December 1996 (i.e., the sum of the Profit After Controllables for the fiscal quarter ended December 29, 1996, divided by gross restaurant sales for such fiscal quarter) to be less than 18.5% of gross restaurant sales exclusive of franchise income, as reported to the Lenders pursuant to Section 5.01(o)(xxi).

          (s) Retention of Financial Advisors. The Borrowers shall have retained and shall continue to retain Zolfo, Cooper, LLP (or such other financial advisors reasonably acceptable to the Lenders) to assist the Borrowers in preparing financial projections, advising the Borrowers on operating strategy and financial planning in respect of asset dispositions and to make such advisors available to the

Lenders to discuss such projections, operating strategy and financial planning as may be reasonably requested by any Lender.

     SECTION 5.02 Negative Covenants.

          So long as any Term Loan or any Convertible Note shall remain unpaid, the Letter of Credit shall be outstanding or any reimbursement obligation in respect thereof shall remain unpaid, neither of the Borrowers will, without the written consent of the Required Lenders:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties or assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Borrower or any of its Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

               (i) Liens created by the Loan Documents;

               (ii) Permitted Liens;

               (iii) the Liens described on Schedule 5.02(a);

               (iv) purchase money Liens upon or in property acquired or held by the Borrowers or any of their Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt at any one time outstanding secured by Liens permitted by this clause (iv) shall not exceed $1,000,000 at any one time outstanding (less the aggregate principal amount of the Debt outstanding secured by Liens permitted under Section 7(a)(iv) of the GR
Holdings Guaranty) and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

               (v) Liens arising in connection with Capitalized Leases of the First Borrower in an amount not to exceed $1,000,000 in the aggregate;

               (vi) Liens in the Collateral granted to secure other Debt permitted under Section 5.02(b)(vi) if consented to by the Required Lenders; and

               (vii) other Liens of the Borrowers securing Debt outstanding in an aggregate principal amount not to exceed $100,000.

          (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

               (i) Debt under the Loan Documents;

               (ii) Debt secured by Liens permitted by Section 5.02(a)(iv) or
(v) not to exceed in each case and on a Consolidated basis, $1,000,000 less the aggregate principal amount of the Debt outstanding secured by Liens permitted under Section 7(a) of the GR Holdings Guaranty);

               (iii) unsecured Debt incurred in the ordinary course of business for the deferred purchase price of property or services, maturing within one year from the date created; provided, however, that such Debt shall not exceed $750,000 in the aggregate;

               (iv) Debt of the relevant Borrower and its Subsidiaries set forth in Schedule 4.01(ii);

               (v) Debt evidenced by the Subordinated Intercompany Note and other subordinated Debt incurred on terms satisfactory to the Lenders not in excess of $10,000,000 in the aggregate; and

               (vi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

          (c) Lease Obligations. Create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, (ii) for the rental or hire of real or personal property of any kind in connection with any restaurant not in existence and being operated by the Borrowers on the Effective Date; provided, however, that leases to which the Borrowers were a party on the Effective Date may be renewed (or new leases covering the same property may be entered into) so long as such renewal or new lease covers the same property and is on substantially the same terms and conditions (reasonable increases in rent being substantially the same) as the lease that is the subject of such renewal or termination.

          (d) Mergers, Etc. Merge with or into or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the First Borrower (other than the Second Borrower) may merge with or into the First Borrower so long as the First Borrower is surviving corporation.

          (e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any of its assets, including (without limitation) substantially all assets constituting the business of a division, branch or other unit operation, except (i) sales of obsolete equipment, (ii) sales of Inventory in the ordinary course of its business, (iii) sales of any restaurant the Location Operating Profit of which has been less than $200,000 for the most recent 12 month period, and/or (iv) sales of any restaurant or other asset listed on Schedule 5.02(e) hereto; provided that all such restaurants or other assets are sold for cash, and that the Net Cash Proceeds of such restaurant sale or sales shall be paid to the Agent in accordance with the provisions of Section 2.05(b)(ii) hereof.

          (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

               (i) with respect to the Second Borrower, investments by the First Borrower in the ordinary course of business and as otherwise permitted under this Agreement, and with respect to all other Subsidiaries, investments by the First Borrower in the ordinary course of business;

               (ii) Investments by the First Borrower in (x) Hedge Agreements with an initial term of up to one year in an amount not to exceed the aggregate principal amount of the outstanding Term Loans less Long-Term Hedge Agreements and (y) Cash Equivalents and Long-Term Hedge Agreements in an aggregate amount not to exceed $30,000,000 at any time outstanding;

               (iii) Investments set forth on Schedule 4.01(ff);

               (iv) Investments by the First Borrower in GR Holdings in the form of an intercompany loan in an aggregate amount not to exceed $500,000; provided, however, that any Investments pursuant to this subsection (iv) shall reduce the amounts available to be distributed as a dividend pursuant to Section 5.02(g) below; and

               (v) other Investments by the First Borrower in an aggregate amount invested not to exceed $250,000.

          (g) Dividends, Etc. With respect to the First Borrower, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the First Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, except that the First Borrower may declare and deliver dividends
(i) payable only in common stock of the First Borrower, (ii) to be upstreamed ultimately to GRR to pay federal income taxes (net of refunds) and to pay state and local income taxes (net of refunds) with respect to those states and localities under the laws of which GRR is liable for the state or local income taxes of the Borrowers, (iii) to be upstreamed ultimately to GRR to pay directors' fees and other corporate overhead expenses, in an amount not to exceed $500,000 in the aggregate per year, and (iv) to pay interest on the Subordinated Intercompany Note. In the case of clause (ii) and (iii) above, as and when needed and actually applied to such expenses, and provided that no payments pursuant to clause (iii) or (iv) shall be made at any time when a Default or Event of Default shall have occurred and be continuing.

                (h) Prohibition as to New Restaurants. The Borrowers shall not open or operate any restaurant location, whether leased or otherwise, that is not in existence (or in operation) on the Effective Date, provided, the Borrowers shall be permitted to enter into franchise agreements with Persons that are not Affiliates of either Borrower or any of the Guarantors.

          (i) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the Effective Date.

          (j) Charter Amendments. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws.

          (k) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except allowed by GAAP.

          (l) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt (other than Debt under this Agreement), or amend, modify or change in any manner any term or condition of any Debt, or permit any of its Subsidiaries to do any of the foregoing.

          (m) Amendment, Etc. of Certain Contracts. Cancel or terminate the Office Lease or consent to or accept any cancellation or termination thereof, amend or otherwise modify the Office Lease or give any consent, waiver or approval thereunder, waive any default under or breach of the Office Lease, agree in any manner to any other amendment, modification or change of any term or condition of the Office Lease or take any other action in connection with the Office Lease that would impair the value of the interest or rights of the First Borrower thereunder or that would impair the interest or rights of the Agent or any Lender, or enter into or agree to any amendment, modification or waiver of any term or condition of the GR Holdings Intercompany License Agreement, the Subordinated Intercompany Note, the Subordination Agreement or the TGRI Intercompany License Agreement or permit any of its Subsidiaries to do any of the foregoing.

          (n) Ownership Change. Take, or permit any of its Subsidiaries to take, any action that would result in an "ownership change" (as defined in Section 382 of the Internal Revenue Code) with respect to either Borrower or any of its Subsidiaries or the application of the separate return limitation year" or "consolidated return change of ownership" limitations under the Federal income tax consolidated return regulations with respect to either Borrower or any of its Subsidiaries, in each case that would result in a material restriction on the use of any tax attribute (including any net operating loss) by the First Borrower or any of its Subsidiaries.

                (o) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Agent and the Lenders or
(ii) in connection with any Debt permitted by Section 5.02(b)(ii) hereof.

          (p) Issuance of Capital Stock. Issue, or permit any of its Subsidiaries to issue, any capital stock, other than to holders of the Convertible Notes.

          (q) Creation of Subsidiaries. Create any new Subsidiary unless, in the case of the First Borrower, the creation of such Subsidiary is necessary because of a particular state's laws relating to liquor licenses and unless the stock of such Subsidiary is pledged (to the extent permitted under such state's laws) to the Agent for the benefit of the Lenders, the ACH Banks and the Hedge Banks.

          (r) Franchise Agreements. With respect to any franchise agreement, (i) take any action that would impair the value of the franchise agreements taken as a whole or (ii) reduce the franchise fee paid to the First Borrower by an existing or new franchisee under its franchise agreement as originally executed (except that the First Borrower may set the compensation level or may settle or compromise the amount owing under any franchise agreement in the ordinary course of business).

          (s) Notice Regarding Future Obligations. Give any notice, or permit any of its Subsidiaries to give any notice, pursuant to ' 443.055 of Missouri Revised Statutes or make any request of the Mortgagee pursuant to ' 382.520 of Kentucky Revised Statutes or otherwise by which either Borrower elects to terminate or limit the operation of the Mortgages recorded in such states as security for future advances or future obligations under or incurred after the date the Mortgagee receives such notice or request.

ARTICLE 6.      EVENTS OF DEFAULT

     SECTION 6.01 Events of Default.

          If any of the following events ("Events of Default") shall occur and be continuing:

          (a) either Borrower shall (i) fail to pay any principal of, or interest on, any Term Loan or Convertible Note, or (ii) fail to reimburse BNY for any amounts drawn under the Letter of Credit in accordance with the terms hereof, (iii) any Loan Party shall fail to make any other payment under any Loan Document, in each case when the same becomes due and payable or (iv) either Borrower shall fail to perform its obligations under the ACH Agreements; or

          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) (i) either of the Borrowers shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), 5.01(g)(iv), 5.01(n) through (r) or 5.02 or (ii) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrowers by the Agent or any Lender; or

          (d) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $100,000 in the aggregate (but excluding Debt outstanding hereunder) such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (e) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and such action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed or unstayed for a period of 30 days; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

          (f) any judgment or order for the payment of money in excess of $250,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (g) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could have a material adverse affect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any its Subsidiaries,
(ii) the ability of any Loan Party or any of its Subsidiaries to perform its obligations under any Loan Document to which it is a party or (iii) the rights and remedies of the Agent or the Lenders under any Loan Document, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall contest the validity or enforceability thereof or so state in writing; or

          (i) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby or any Loan Party thereto shall contest the validity or enforceability of any Collateral Document; or

          (j) GRR, GR Holdings and GRH-NJ shall at any time for any reason cease to be the legal and beneficial owner of 100% of the shares of capital stock of GR Holdings, GRH-NJ and the First Borrower, respectively; or

          (k) USI shall at any time for any reason cease to be the legal and beneficial owner of at least 25% of the shares of capital stock of GRR, provided, that on and after the date on which JUSI shall have delivered to the Agent, for the ratable benefit of the Lenders, 100,000 shares the Common Stock of GRR (which such shares shall be duly authorized, validly issued, fully paid and non-assessible and subject to no obligation or limitations other than those required by the securities laws and those set forth in the Registration Rights Agreement and shall be accompanied by undated blank stock powers or appropriate instruments of transfers as may be reasonably requested by the Agent), this clause (k) shall be of no further effect; or

          (l) USI shall at any time when it is a legal and beneficial owner of
(x) twenty (20%) percent or more of the capital stock of GRR fail to have two nominees of USI serving on the board of directors of GRR at all times or (y) ten (10%) percent or more but less than twenty (20%) of the capital stock of GRR fail to have one nominee of USI serving on the board of directors of GRR at all times; provided, however, that if one or both of the nominees of USI cease to serve on the board of directors of GRR as a result of death or resignation, USI shall have ten days in which to appoint their successor or successors and, provided further, however, that on and after the date on which JUSI shall have delivered to the Agent, for the ratable benefit of the Lenders, 100,000 shares of the Common Stock of GRR (which such shares shall be duly authorized, validly issued, fully paid and non-assessible and subject to no obligation or limitations other than those required by the securities laws and those set forth in the Registration Rights Agreement and shall be accompanied by undated blank stock powers or appropriate instruments of transfers as may be reasonably requested by the Agent), this clause (l) shall be of no further effect; or

          (m) any Person or two or more Persons (other than USI or any of its Affiliates) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly of Voting Stock of GRR (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of GRR; or

          (n) any ERISA Event shall have occurred with respect to a Plan subject to Title IV of ERISA of any Loan Party and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of any Loan Party with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and their ERISA Affiliates related to such ERISA Event) exceeds $500,000; or

          (o) any Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and their ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $500,000 or requires payments exceeding $100,000 per annum; or

          (p) any Loan Party or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $500,000; or

          (q) there shall occur in the judgment of the Required Lenders any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries; or

          (r) five or more liquor licenses of GR Holdings, the Borrowers or their Subsidiaries are, at any one time (whether on a temporary or permanent basis), suspended, revoked or terminated (except in connection with sales or disposals of restaurants permitted pursuant to Section 5.02(e)) or

          (s) for any reason, GRR, GR Holdings, GRR-NJ or either of the Borrowers cease to be a member of the GRR Tax Group;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Notes, the Convertible Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, the Convertible Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, the Notes, the Convertible Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

     SECTION 6.02 Actions in Respect of the Letter of Credit Upon Default.

          If any Event of Default shall have occurred and be continuing, the Agent may, irrespective of whether it is taking any of the actions described in
Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Agent on behalf of the Lenders in same day funds at the Agent's offices designated in such demand, for deposit in the Letter of Credit Cash Collateral Account, an amount equal to 105% of the aggregate maximum amount available to be drawn under the Letter of Credit (assuming compliance with all conditions to drawing). If at any time the Agent determines that any funds held in the Letter of Credit Cash Collateral Account are subject to any right or claim of any person or entity other than the Agent and the Lender or that the total amount of such funds is less than 105% of the aggregate maximum amount available to be drawn under the Letter of Credit (assuming compliance with all conditions to drawing), the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the Letter of Credit Cash Collateral Account, an amount equal to the excess of (a) 105% of such aggregate maximum amount over (b) the total amount of funds, if any, then held in the Letter of Credit Cash Collateral Account that the Agent determines to be free and clear of any such right and claim.

ARTICLE 7.      THE AGENT

     SECTION 7.01 Authorization and Action.

          Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes and the Convertible Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes and the

Convertible Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by either Borrower pursuant to the terms of this Agreement.

     SECTION 7.02 Agent's Reliance, Etc.

          Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or wilful misconduct. Without limitation the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents;
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 7.03 BNY and Affiliates.

          With respect to the Term Loans restructured by it and the Note issued to it, BNY shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include BNY in its individual capacity. BNY and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if BNY were not the Agent and without any duty to account therefor to the Lenders.

     SECTION 7.04 Lender Credit Decision.

          Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 7.05 Indemnification.

          The Lenders agree to indemnify the Agent (to the extent not promptly reimbursed by the Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses payable by either Borrower under
Section 8.04, to the extent that the Agent is not promptly reimbursed for such costs and expenses by such Borrower.

     SECTION 7.06 Successor Agents.

          The Agent may resign as to any or all of the Facility at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed as to all the Facility for gross negligence or willful misconduct by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent as to such of the Facilities as to which the Agent has resigned or been removed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facility, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facility, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facility, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facility, and payments by the Borrowers in respect of such Facility, and the retiring Agent shall be discharged from its duties and obligations under this Agreement as to such Facility, other than as aforesaid. After any retiring Agent's resignation or removal hereunder as Agent as to all of the Facility, the provisions of this
Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to any Facility under this Agreement.

ARTICLE 8.      MISCELLANEOUS

     SECTION 8.01 Amendments, Etc.

          No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions to the effectiveness of this Agreement specified in Section 3.01,
(ii) change the percentage of the Term Loans or Unreimbursed Letter of Credit Obligation or of the aggregate unpaid principal amount of the Notes, or the Convertible Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) release any of the Collateral (except that (A) the Agent (x) shall release Collateral that is expressly permitted to be sold under the Loan Documents and (y) may release Collateral in an amount not to exceed $1,000,000 in the aggregate, (B) the Required Lenders may permit the release of Collateral in an amount not to exceed $5,000,000 in the aggregate, provided that the proceeds of the sale of such Collateral shall be applied in accordance with Section 2.05(b)(ii)) and (C) the Agent shall release all of the Collateral in the event the Borrowers shall have paid or repaid the Obligations (other than amounts owing under the Convertible Notes) in their entirety and the Borrowers shall have deposited into the Prepayment Account an amount equal to 100% of the aggregate outstanding principal amount of the Convertible Notes, such amount to be held by the Agent for the benefit of the Lenders until such time as (i) the Lenders shall have exercised their right of conversion and GRR shall have delivered shares of its common stock to such Lenders in accordance with the terms of the Convertible Notes or (ii) the Lenders shall have demanded payment under the Convertible Notes which shall have become payable in accordance with their terms) and the Agent shall have applied the amounts in the Prepayment Account to the principal of the Convertible Notes, or (iv) amend Section 6.01(k) or this Section 8.01; and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has a Term Loan under the Facility affected by such amendment, waiver or consent, (i) increase the Term Loans or Unreimbursed Letter of Credit Obligations of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest on, the Notes or the Convertible Notes payable to such Lender or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender or (iv) change the order of application of any prepayment set forth in Section 2.05 in any manner that materially affects such Lender; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

     SECTION 8.02 Notices, Etc.

          All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, first-class postage prepaid, or, in the case of telecopier notice, when sent, addressed as follows in the case of the Borrower or the Agent, and at the office indicated for notice on Schedule 1.1 in the case of each Lender, or to such other addresses as to which the Agent may be hereafter notified by the respective parties hereto or any future holders of the
Notes:

                if to the First Borrower:

                The Ground Round, Inc.
                35 Braintree Hill Office Park
                Braintree, Massachusetts 02184,
                Attention:  Robin Moroz, Esq.
                            General Counsel and
                            Corporate Secretary
                Telephone:  (617) 380-3100
                Telecopy:   (617) 380-3233

                with a copy to:

                The Ground Round, Inc.
                35 Braintree Hill Office Park
                Braintree, Massachusetts 02184,
                Attention:  Stephen J. Kiel
                                  Chief Financial Officer
                Telephone:  (617) 380-3100
                Telecopy:   (617) 380-3233

                if to the Second Borrower:

                GR of Minn., Inc.
                c/o Prentice Hall
                32 Lockerman Square
                Suite L100
                Dover, Delaware 19901
                Attention:  Robin Moroz, Esq.
                            General Counsel and

                            Corporate Secretary;
                Telephone:  (617) 380-3100
                Telecopy:   (617) 380-3233

                if to the Agent:

                The Bank of New York
                One Wall Street
                New York, New York 10286
                Attention:  Jay B. Lifton
                Telephone:  (212) 635-7297
                Telecopy:   (212) 635-7498

                with a copies to:

                The Bank of New York, N.A.
                National Community Division
                385 Rifle Camp Road
                West Paterson, New Jersey 07424
                Attention:  Frank S. Bridges
                Telephone:  (201) 357-7712

                Mark F. Liscio, Esq.
                Zalkin, Rodin & Goodman LLP
                750 Third Avenue
                New York, New York  10017
                Telephone:  (212) 455-0626
                Telecopy:   (212) 682-6331

or, as to either of the Borrowers or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier (as verified by automatic telecopier verification by the sender's machine), confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent.

     SECTION 8.03 No Waiver; Remedies.

          No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 8.04 Costs and Expenses.

          (a) The Borrowers jointly and severally hereby agree to pay on demand
(i) all costs and expenses of the Agent and each of the Lenders in connection with the syndication of the Facilities and the negotiation, preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Agent and each of the Lenders with respect thereto, with respect to advising the Agent and each of the Lenders as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrowers or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in, monitoring or otherwise participating in any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally), (ii) all costs and expenses of the Agent and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Lender with respect thereto) and (iii) all reasonable fees and expenses of counsel for each Lender in connection with negotiations with the Borrowers or with other creditors of any Loan Party or any of its Subsidiaries arising out of a payment default or any events or circumstances that may give rise to a payment default.

          (b) The Borrowers jointly and severally hereby agree to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, fines, and penalties and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with any transactions contemplated hereby, including without limitation any claims, costs, liabilities, fines or penalties under Environmental Laws in connection with the property and operations of any of the Loan Parties and their Subsidiaries, whether or not an Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or, with respect to Environmental Laws, to the extent that any claims, damage, losses, liabilities or expenses relate to conditions caused by acts of the Lenders.

          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by either of the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Term Loan, as a result of a payment or conversion pursuant to Section 2.08(b)(i) or 2.09(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrowers jointly and severally hereby agree, upon demand by such Lender (with a copy of such demand to the Agent), to pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term Loan.

          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Agent, in its sole discretion.

          (e) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 8.04 shall survive the payment in full of principal and interest hereunder and under the Notes and the Convertible Notes for a period of two years except that the indemnity obligations relating to Environmental Laws shall survive for a period of ten years.

     SECTION 8.05 Right of Set-off.

          Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes and the Convertible Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

        SECTION 8.06 Binding Effect.

          This Agreement shall become effective when it shall have been executed by each of the Borrowers and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     SECTION 8.07 Assignments and Participations.

          (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loan owing to it and the Note and Convertible Note held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of Term Loan, Unreimbursed Letter of Credit Obligation and Convertible Note of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $2,500,000, (iii) each such assignment shall be to an Eligible Assignee or to an Affiliate of the assignor and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note and Convertible Note subject to such assignment and a processing and recordation fee of $3,000; provided, further, that nothing in this Section 8.07 shall prevent or prohibit any Lender from pledging its Term Loans hereunder to a Federal Reserve Bank in support of borrowings by such Lender from such Federal Reserve Bank. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

          (c) The Agent shall maintain at its address referred to in Section
8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Term Loans and Unreimbursed Letter of Credit Obligation and Convertible Note owing under the Facility to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note and Convertible Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit I hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrowers. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note and Convertible Note relating to such assignment a new Note or Convertible Note to the order of such Eligible Assignee in an amount equal to the Term Loan, Letter of Credit Exposure and Convertible Note assumed by it under a facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Term Loan, Unreimbursed Letter of Credit Obligation and Convertible Note under the Facility, a new Note and Convertible Note to the order of the assigning Lender in an amount equal to the Term Loan, Letter of Credit Exposure and Convertible Note retained by it hereunder. Such new Note or Convertible Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note and Convertible Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit I hereto.

          (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Term Loan, Unreimbursed Letter of Credit Obligation and Convertible Note owing to it and the Note or Convertible Note held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Term Loan and Unreimbursed Letter of Credit Obligation and Convertible Note to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes, the Convertible Notes or any fees or other amounts payable hereunder (other than amounts payable pursuant to Section 2.05), in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes, the Convertible Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

     SECTION 8.08 Governing Law.

          This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 8.09 Execution in Counterparts.

          This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 8.10 Severability.

          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 8.11 Confidentiality.

          Neither the Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrowers, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking and (d) in connection with litigation between any Loan Party and the Lenders.

     SECTION 8.12 Waiver of Jury Trial.

          EACH OF THE BORROWERS, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TERM LOANS, THE LETTER OR CREDIT, THE CONVERTIBLE NOTE OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                THE GROUND ROUND, INC.

                                By: /s/ Stephen J. Kiel
                                   -----------------------------------
                                Name: Stephen J. KIEL
                                     ---------------------------------
                                Title: Sr. Vice President, Chief
                                       Financial Officer and Treasurer
                                      --------------------------------


                                GR OF MINN., INC.

                                By: /s/ Stephen J. Kiel
                                   ----------------------------------
                                Name: Stephen J. Kiel
                                     --------------------------------
                                Title: Vice President and Treasurer
                                      -------------------------------

                                THE BANK OF NEW YORK, as Agent

                                By: /s/ Mark Slane
                                   ----------------------------------
                                Name: Mark Slane
                                     --------------------------------
                                Title: Senior Vice President
                                      -------------------------------

                                Banks

                                THE BANK OF NEW YORK

                                By: /s/ Mark Slane
                                   ----------------------------------
                                Name: Mark Slane
                                     --------------------------------
                                Title:  Senior Vice President
                                      -------------------------------

                                THE CHASE MANHATTAN BANK

                                By: /s/ Susan E. Atkins
                                   ----------------------------------
                                Name: Susan E. Atkins
                                     --------------------------------
                                Title: Vice President
                                      -------------------------------

                                BANK OF AMERICA ILLINOIS

                                By: /s/ Steve A. Aronowitz
                                   ----------------------------------
                                Name: Steve A. Aronowitz
                                     --------------------------------
                                Title: Vice President
                                      -------------------------------

                                NBD BANK, N.A.

                                By: /s/ Dennis Saletta
                                   ----------------------------------
                                Name: Dennis Saletta
                                     --------------------------------
                                Title: Vice President
                                      -------------------------------

                                        CREDIT LYONNAIS NEW YORK BRANCH

                                        By: /s/ Alan Sidrane
                                           ----------------------------------
                                        Name: Alan Sidrane
                                             --------------------------------
                                        Title: First Vice President
                                              -------------------------------